Exhibit 10.1

SUPERIOR ESSEX COMMUNICATIONS LP,

and

ESSEX GROUP, INC.,

as Borrowers

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated as of April 14, 2006

$225,000,000

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

with

GENERAL ELECTRIC CAPITAL CORPORATION,
as Syndication Agent,

BANC OF AMERICA SECURITIES LLC and
GECC CAPITAL MARKETS, INC.,
as Co-Lead Arrangers

and

BANK OF AMERICA, N.A.,

as Agent

i

ii

iii

AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is dated as of April 14, 2006, among SUPERIOR ESSEX COMMUNICATIONS LP, a Delaware limited partnership (“Communications”), ESSEX GROUP, INC., a Michigan corporation (“Essex”, and together with Communications, collectively, “Borrowers”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (“Agent”).

R E C I T A L S:

Each Borrower has requested that Lenders make available a revolving credit facility to Borrowers, which shall be used by Borrowers to finance their mutual and collective business enterprise.  In order to utilize the financial powers of each Borrower in the most efficient and economical manner, and in order to facilitate the financing of each Borrower’s needs, Lenders will, at the request of Borrower Agent, make loans to all Borrowers under the revolving credit facility on a combined basis and in accordance with the provisions hereinafter set forth.  Borrowers’ business is a mutual and collective enterprise and Borrowers believe that the consolidation of all revolving credit loans under this Agreement will enhance the aggregate borrowing powers of each Borrower and ease the administration of their revolving credit loan relationship with Lenders, all to the mutual advantage of Borrowers.  Lenders’ willingness to extend credit to Borrowers and to administer each Borrower’s collateral security therefor, on a combined and joint and several basis as more fully set forth in this Agreement, is done solely as an accommodation to Borrowers and at Borrowers’ request in furtherance of Borrowers’ mutual and collective enterprise.

Each Borrower has agreed to guarantee the obligations of each of the other Borrowers under this Agreement and each of the other Loan Documents.

Borrowers, Agents, Lenders and the other parties named therein were parties to a certain Credit Agreement dated November 10, 2003 (as amended from time to time prior to the date hereof, the “Original Credit Agreement”), pursuant to which Lenders made certain revolving credit loans, letters of credit, and other financial accommodations to Borrowers.

The parties to the Original Credit Agreement have requested that the Original Credit Agreement be amended and restated in its entirety to become effective and binding on Borrowers pursuant to the terms hereof, and Agent and Lenders have agreed, subject to the terms of this Agreement, to amend and restate the Original Credit Agreement in its entirety to read as set forth herein, and it has been agreed by the parties hereto that (a) the commitments which the Lenders that are parties hereto extended to the Borrowers under the Original Credit Agreement shall be extended or advanced upon the amended and restated terms and conditions contained in this Agreement and (b) the Loans and other Obligations outstanding under the Original Credit Agreement shall be governed by and deemed to be outstanding under the amended and restated terms and conditions contained herein.

All existing Obligations are and shall continue to be (and all Obligations incurred pursuant hereto shall be) secured by, among other things, the Security Documents and the other Loan Documents and shall be guaranteed pursuant to the Guaranties, and

NOW, THEREFORE, the parties hereto hereby agree to amend and restate the Original Credit Agreement and the Original Credit Agreement is hereby amended and restated, in its entirety as follows:

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

Section 1.              DEFINITIONS; RULES OF CONSTRUCTION

1.1.         Definitions As used herein, the following terms have the meanings set forth below:

Account - as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor - a Person who is obligated under an Account, Chattel Paper or General Intangible.

Accounts Formula Amount - 85% of the net amount of Eligible Accounts.  “Net amount” means the face amount of an Account, minus any returns, rebates, discounts (which may, at Agent’s option, be calculated on the shortest terms then being offered by the applicable Borrower), credits, allowances or Taxes (including sales, excise or other taxes but excluding income or franchise taxes of the Account Debtor) that have been or could be claimed by the Account Debtor or any other Person.

Adjusted LIBOR - for any Interest Period, with respect to LIBOR Loans, the per annum rate of interest determined pursuant to the following formula:

Offshore Base Rate
LIBOR =	1.00 - Eurodollar Reserve Percentage

Where,

“Offshore Base Rate” means the rate per annum (rounded upward, if necessary, to the nearest 1/8th of 1%) appearing on Telerate Page 3750, or if such page is unavailable, the Reuters Screen LIBO Page (or any successor page of either, as applicable), as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if the Reuters Screen LIBO Page is used and more than one rate is shown on such page, the applicable rate shall be the arithmetic mean thereof.  If for any reason none of the foregoing rates is available, the Offshore Base Rate shall be the rate per annum determined by Agent as the rate of interest at which Dollar deposits in the approximate amount of the applicable LIBOR Loan would be offered to major banks in the offshore Dollar market at or about 11:00

a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“Eurodollar Reserve Percentage” means the reserve percentage (expressed as a decimal, rounded upward to the next 1/16th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

Adjusted Net Earnings - determined for any fiscal period, on a Consolidated basis in accordance with GAAP for Borrowers and Subsidiaries, means net earnings (or loss) for such period, excluding, without duplication (a) any gain or loss arising from the sale of capital assets; (b) any gain arising from write-up of assets; (c) earnings of any entity (other than a Subsidiary) in which a Borrower has an ownership interest unless such earnings have actually been received by such Borrower in the form of cash Distributions; (d) any earnings of a Subsidiary that for any reason are unavailable for payment of Distributions to a Borrower; (e) earnings of any Person to which assets of a Borrower have been sold or transferred, or with which a Borrower has merged, consolidated or otherwise combined, prior to the date of such transaction (excluding any transfers, mergers or consolidations among members of the Consolidated Group); (f) any gain arising from the acquisition of Equity Interests of a Borrower; and (g) any gain arising from extraordinary or non-recurring items.

Affiliate - with respect to any Person, another Person (a) who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person; (b) who beneficially owns 10% or more of the voting securities or any class of Equity Interests of such first Person; (c) at least 10% of whose voting securities or any class of Equity Interests is beneficially owned, directly or indirectly, by such first Person; or (d) who is an officer, director, partner or managing member of such first Person.  “Control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through ownership of Equity Interests, by contract or otherwise. Notwithstanding the foregoing, no Lender shall be deemed to be an “Affiliate” of any Borrower.

Agent Indemnitees - Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals - attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Allocable Amount - as defined in Section 5.10.3.

Anti-Terrorism Laws - any laws relating to terrorism or money laundering, including the Patriot Act.

Applicable Law - all laws, rules and regulations applicable to the Person, conduct, transaction, material agreement or matter in question, including all applicable statutory law,

common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin - with respect to any Type of Loan, the margin set forth below, as determined by the Average Availability of the Borrowers for the last Fiscal Quarter:

Level	Average Availability	Base Rate Revolver Loans	LIBOR Revolver Loans	Unused Line Fee
I	< $35,000,000	0.75%	2.00%	0.25%

II	> $35,000,000 but < $70,000,000	0.50%	1.75%	0.25%

III	> $70,000,000 but < $105,000,000	0.25%	1.50%	0.25%

IV	> $105,000,000 but < $140,000,000	0.00%	1.25%	0.25%

V	> $140,000,000	0.00%	1.00%	0.25%

The margins shall be subject to increase or decrease upon receipt by Agent of the Borrowing Base Certificates for the last applicable Fiscal Quarter, which change shall be effective on the first Business Day of the calendar month following receipt.Any increase or decrease in the Applicable Margin provided for herein shall be effective three (3) Business Days after the end of each Fiscal Quarter of Borrowers.

Approved Fund - any Person (other than a natural person) that is engaged in making, holding or investing in extensions of credit in its ordinary course of business and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Asset Disposition - a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a termination of rights of an Obligor under any lease, license or other contract, or a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance - an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit F.

Availability - determined as of any date, the amount that Borrowers are entitled to borrow as Revolver Loans, being the Borrowing Base minus the principal balance of all Revolver Loans.

Availability Condition – maintenance by Borrowers of Availability of no less than $30,000,000 at all times for the ninety (90) consecutive day period preceding any calculation date and after giving effect to any proposed transaction in connection with which Availability of Borrowers is being tested.

Availability Reserve - on any date of determination thereof, an amount equal to the sum of the following (without duplication): (i) an amount equal to the product of the then applicable Inventory advance rate percentage (as set forth in the definition of “Inventory Formula Amount”) multiplied by the sum of (1) the Inventory Reserve, (2) the Toll/Price Adjustment Reserve and (3) the Forward Revaluation Reserve; (ii) the Rent Reserve and all amounts of past due rent, fees or other charges owing at such time by any Obligor to any landlord of any premises where any of the Inventory is located or to any processor, repairman, mechanic or other Person who is in possession of any Inventory or has asserted any Lien or claim thereto; (iii) any amounts which any Obligor is obligated to pay pursuant to the provisions of any of the Loan Documents that Agent or any Lender elects to pay for the account of such Obligor in accordance with authority contained in any of the Loan Documents; (iv) the LC Reserve; (v) an amount equal to the product of the then applicable Accounts advance rate percentage (as set forth in the definition of “Accounts Formula Amount”) multiplied by the sum of (1) all customer deposits or other prepayments held by Borrowers, (2) all sales Taxes accrued and owing by Borrowers and (3) all accrued discounts, rebates and allowances; (vi) the aggregate amount of all liabilities and obligations that are secured by Liens upon any of the Inventory that are senior in priority to Agent’s Liens if such Liens are not Permitted Liens (provided that the imposition of a reserve hereunder on account of such Liens shall not be deemed a waiver of any Event of Default that may arise from the existence of such Liens) or are Permitted Liens under Section 10.2.2(e) of the Agreement; and (vii) the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Bank Products Debt; and (viii) such additional reserves, in such amounts and with respect to such matters, as Agent may elect to impose from time to time. Notwithstanding anything in the immediately preceding sentence to the contrary, no Availability Reserve shall be instituted with respect to clauses (i) or (v) above to the extent that any such items are used as a basis for not classifying an Account or any Inventory as an Eligible Account or as Eligible Inventory, as the case may be.

Average Availability – for any period, an amount obtained by adding the aggregate of the actual amount of Availability as of the close of business each Business Day during such period (as determined in good faith by Agent) and dividing such sum by the actual number of Business Days elapsed in such period.

Bank of America - Bank of America, N.A., a national banking association, and its successors and assigns.

Bank Product - any of the following products, services or facilities extended to any Borrower or Subsidiary by any Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by any Borrower or Subsidiary, other than Letters of Credit; provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 5.5.1, the applicable Secured Party and Obligor must have previously provided written notice to Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder to be included as a Bank Product Reserve (“Bank Product Amount”), and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time.  The Bank Product Amount may be changed from time to time upon written notice to Agent by the Secured Party and Obligor.  No Bank Product Amount may be established or increased at any time that a Default or Event of Default exists, or if a reserve in such amount would cause an Overadvance.

Bank Product Amount - as defined in the definition of Bank Product.

Bank Product Debt - Debt and other obligations of an Obligor relating to Bank Products.

Bankruptcy Code - Title 11 of the United States Code.

Base Rate - the rate of interest announced by Bank of America from time to time as its prime rate.  Such rate is a reference rate only and Bank of America may make loans or other extensions of credit at, above or below it.  Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the effective day specified in the public announcement of the change.

Base Rate Loan - any Loan that bears interest based on the Base Rate.

Base Rate Revolver Loan - a Revolver Loan that bears interest based on the Base Rate.

Belden Equipment Locations - those locations designated as “Belden Equipment Locations” on Schedule 8.6.1.

Board of Governors - the Board of Governors of the Federal Reserve System.

Borrowed Money - with respect to any Obligor, without duplication, its (a) Debt (excluding trade payables owing in the Ordinary Course of Business) that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid, or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent - as defined in Section 4.4.

Borrowers’ 9% Senior Notes due 2012 - those 9% Senior Notes due 2012 issued by Borrowers pursuant to that certain Indenture dated as of April 14, 2004 among Borrowers, Parent, SEI, Essex International, Inc. and certain Subsidiaries of Borrowers, with The Bank of New York, as Trustee in the original principal amount of $257,100,000 and including any “Exchange Notes” issued in connection therewith.

Borrowing - a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base - on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Revolver Commitments, minus the LC Reserve; or (b) the sum of the Accounts Formula Amount, plus the Inventory Formula Amount, minus Availability Reserve.

Borrowing Base Certificate - a certificate, in form and substance satisfactory to Agent (which certificate shall be substantially consistent with certificates required by Agent from its other customers in the same or similar business as Borrowers (other than changes necessary due to Borrowers’ specific business operations)), by which Borrowers certify calculation of the Borrowing Base.

Brownwood Lease - the Lease Agreement, dated as of December 16, 1993, as amended, between Communications (f/k/a Superior Telecommunications Inc.) and ST (TX) LP.

Business Day - any day (a) excluding Saturday, Sunday and any other day on which banks are permitted to be closed under the laws of the State of Georgia or the State of North Carolina; and (b) when used with reference to a LIBOR Loan, also excluding any day on which banks do not conduct dealings in Dollar deposits on the London interbank market.

Capital Adequacy Regulation - any law, rule, regulation, guideline, request or directive of any central bank or other Governmental Authority, whether or not having the force of law, regarding capital adequacy of a bank or any Person controlling a bank.

Capital Expenditures - expenditures made by a Borrower or Subsidiary for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto which are required to be capitalized for financial reporting purposes in accordance with GAAP.

Capital Lease - any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral – cash, or Cash Equivalents and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any LC Obligations.

Cash Collateral Account - a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be in Agent’s name and subject to Agent’s Liens for the benefit of Secured Parties.

Cash Collateralize - the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (with respect to LC Obligations), 105% of the aggregate LC Obligations.  “Cash Collateralization” has a correlative meaning.

Cash Equivalents - (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than thirty (30) days for underlying investments of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services - any services provided from time to time by Bank of America or its Affiliates or by other banking or financial institutions, to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services.

Catch Up Pension Contributions – any contribution made by Borrowers to the Retirement Income Plan for Salaried Employees of Essex Group, Inc. and the Retirement Plan for Hourly Employees of Essex Group, Inc. over the amount of any contributions with respect to such Plans shown as expenses in Borrowers’ income statements for such period and/or calculated in Borrowers’ Consolidated net income for such period.

CERCLA - the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change of Control – the occurrence of any of the following events after the date of this Agreement unless such event occurs in connection with a transaction otherwise permitted under this Agreement:  (a) SEI ceases to own and control, beneficially and of record, directly or indirectly, 100% of the common stock of Parent; (b) Parent and Essex International, Inc. cease to own and control, beneficially and of record, 100% of the common stock of the Borrowers; (c) Essex shall cease to own 100% of any of its now existing and wholly-owned Subsidiaries (other than as a result of the merger of any such Subsidiary with Essex and/or any Subsidiary Guarantor); or (d) any “Change of Control”, “Change in Control” or similar event or circumstance, however defined or designated under the Indenture for the Borrowers’ 9% Senior Notes due 2012.

Chattel Paper - as defined in the UCC.

China Investment - Investments, loans, advances, guarantees, capital contributions, sales or transfers of Property, made directly or indirectly, without duplication, by one or more Borrowers in connection with the development, construction and operation of a magnet wire, distribution and related businesses in China in an amount up to $30,000,000 (excluding from such $30,000,000 limit Investments made at a time when Borrowers satisfied the Availability Condition and no Event of Default existed).

Claims - all liabilities, obligations, losses, damages, penalties, judgments, proceedings, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loan Documents or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date - as defined in Section 6.1.

Collateral - all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commercial Tort Claim - as defined in the UCC.

Commitment - for any Lender, the aggregate amount of such Lender’s Revolver Commitment.  “Commitments” means the aggregate amount of all Revolver Commitments.

Commitment Termination Date - the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers or Agent terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

Compliance Certificate - a Compliance Certificate to be provided by Borrowers to Agent pursuant to this Agreement, in the form of Exhibit C, and all supporting schedules

Consigned Inventory - Inventory of a Borrower that is in the possession of another Person on a consignment or other basis that does not constitute a final sale and acceptance of such Inventory.

Consigned Inventory Conditions - the following conditions:  (i) the Inventory is owned by a Borrower, (ii) the Inventory has been consigned to an Eligible Consignee, (iii) the Inventory is located in the United States or Canada (other than the Province of Quebec), and (iv) the Inventory would otherwise constitute Eligible Inventory if it were not Consigned Inventory.

Consolidated – consolidated in accordance with GAAP, but excluding to the extent consolidated under GAAP, SE Holding and its Subsidiaries.

Consolidated EBITDA – for the Borrowers on a Consolidated Basis, an amount equal to the sum for any fiscal period of (i) Adjusted Net Earnings plus without duplication (ii) provision for Taxes based on income plus (iii) Consolidated interest expense, plus (iv) depreciation and amortization plus (v) other non-cash expenses (including non-cash compensation relating to restricted stock, stock-option grants and other equity awards) and any amounts deducted as a result of the amortization of any one-time fees or expenses incurred in connection with the initial incurrence of the Obligations on the Closing Date, plus (vi) any amount deducted from earnings in respect of dividends in such period (whether paid or accrued) on preferred Stock pursuant to Financial Accounting Standard No. 150, plus (vii) to the extent deducted in determining Adjusted Net Earnings, any non-recurring charge or restructuring charge in connection with the implementation of the Plan of Reorganization (including, without limitation, (1) all fees and expenses incurred in connection with the execution, delivery and performance of the Indenture for the Borrowers’ 9% Senior Notes due 2012; (2) payments made to Rothschild Inc. in its capacity as financial advisor to the Debtors; and (3) all other reorganization and restructuring costs and expenses incurred.

Consolidated Fixed Charge Coverage Ratio - with respect to any period, the ratio of (a) the amount for any fiscal period of (i) Consolidated EBITDA for such period minus (ii) Capital Expenditures made during such period (and not financed by Debt other than the Loans or equity) minus (iii) Taxes paid in cash during such period minus (iv) Catch Up Pension Contributions made during such period minus (v) any Distribution by any Borrower directly or indirectly to Parent the proceeds of which are used by Parent to make payment of dividends with respect to the Parent Preferred Stock minus (vi) Included Investments, if any, during such period, to (b) all scheduled principal and cash interest payments on Money Borrowed for such period (excluding any prepayments of Revolver Loans which do not result in a permanent reduction of the Revolver Commitment).

Contingent Obligation - any obligation of a Person arising from a guaranty (excluding guarantees of performance), indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include (i) any product warranties extended in the Ordinary Course of Business, (ii) indemnities made to officers and directors of any such Person whether pursuant to the governing organizational documents of such Person or otherwise, and (iii) any environmental indemnities identified on Schedule 9.1.15.  The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Contribution Agreement - that certain Contribution and Formation Agreement, dated July 27, 2005, between Essex, Nexans and the other parties named therein, together with any exhibits thereto.

Credit Judgment - Agent’s judgment exercised in a manner consistent with its customary practices or otherwise in good faith, based upon its consideration of any factor that it reasonably believes (a) could adversely affect the quantity, quality, mix or value of Collateral (including any Applicable Law that may inhibit collection of an Account), the enforceability or priority of Agent’s Liens, or the amount that Agent and Lenders could receive in liquidation of any Collateral; (b) suggests that any collateral report or financial information delivered by any Obligor is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any Insolvency Proceeding involving an Obligor; or (d) creates or could result in a Default or Event of Default.  In exercising such judgment, Agent may consider factors already included in the definitions of Eligible Accounts or Eligible Inventory, as well as the financial and business climate of Borrowers’ industry, changes in collection history and dilution of Accounts, changes in demand for and pricing of Inventory, changes in concentration risks, and any factors that could materially increase the credit risk of lending to Borrowers on the security of the Collateral.

Customer Contract Inventory – Inventory of another Person at any time in the possession of any Borrower for processing, repairing or otherwise.

CWA - the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt - as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the Obligations.  The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Debtor – each of Superior TeleCom, Inc., Superior Telecommunications Inc., Superior Telecommunications Realty Company, Essex International Inc., Essex, Superior Essex Realty Company, Active Industries, Inc., Diamond Wire & Cable Co., Essex Funding, Inc., Essex Services, Inc., Essex Canada, Inc., Essex Technology, Inc., Essex Wire Corporation, Essex Group Mexico Inc. and Essex Mexico Holdings, L.L.C., and, collectively “Debtors”.

Default - an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate - for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Delphi – means the domestic subsidiaries of Delphi Corporation.

Deposit Account - as defined in the UCC.

Deposit Account Control Agreements - the Deposit Account control agreements to be executed by each depository institution of a Borrower in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.

Designated Account - a deposit account of Borrowers established with Agent or an Affiliate of Agent, into which Agent shall fund Loans hereunder.

Distribution - any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest unless (x) made substantially contemporaneously from the net proceeds of the sale of Equity Interests or (y) such purchase, redemption or other acquisition or retirement was effected solely by the exchange of other Equity Interests therefor.

Document - as defined in the UCC.

Dollars - lawful money of the United States of America.

Domestic Subsidiary – a Subsidiary (other than a Subsidiary that is a Borrower or IP Licensing) that is incorporated under the laws of a state of the United States or the District of Columbia.

Eligible Account - an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods, is payable in Dollars and is deemed by Agent, in its Credit Judgment, to be an Eligible Account.  Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than sixty (60) days after the original due date, or more than one hundred twenty (120) days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 20% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time); (d) any covenant, representation or warranty in this Agreement with respect to such Account has been breached; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor (excluding Delphi to the extent such Account arises post-petition and would otherwise constitute an Eligible Account hereunder); or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent; (g) the Account Debtor is organized or has its principal offices or assets outside the United States, Canada or Puerto Rico, unless the sale is backed (A) by an irrevocable letter of credit issued or confirmed by a bank acceptable to Agent and that is in form and substance acceptable to Agent and payable in the full amount of the Account in freely convertible Dollars at a place of payment within the United States and, if requested by Agent, such letter of credit, or amounts payable thereunder, is assigned to Agent (with such assignment acknowledged by the issuing or confirming bank) or (B) is backed by credit insurance in form and substance acceptable to Agent and Agent is named as sole loss payee with respect thereto; (h) it is owing by a Government Authority, unless the Account Debtor is the United States of America or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien (except a Permitted Lien); (j) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind (unless such Chattel Paper or Instrument has been created in the Ordinary Course of Business and not as a result of credit problems, has been delivered to Agent fully endorsed, and is subject to a first priority perfected lien in favor of Agent) or has been reduced to judgment; (l) its payment has been extended, the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis; (m) it arises from a sale to an Affiliate or from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment (unless such Account arises from Eligible Inventory sold by an Eligible Consignee to a third party purchaser), or other repurchase or return basis; (n) it represents a progress billing or retainage; (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent of such billing; (p) it arises from a retail sale to a Person who is purchasing for personal, family or household purposes; (q) the Account Debtor is located in any state which imposes conditions on the right of a creditor to collect accounts receivable unless the applicable Borrower has either qualified to transact business in such state as a foreign entity or filed a Notice of Business Activities Report or other required report with the appropriate officials in those states for the then current year; (r) the Account Debtor is located in a state in which such Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualification to transact business in such state or of the filing of any reports with such state, unless such Borrower has qualified as a foreign entity authorized to transact business in such state or has filed all required reports; (s) the Account is evidenced by a “memo” or is otherwise the subject of memo billing; (t) such Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the Ordinary Course of Business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or (u) it arises from the sale of any Inventory that is not Eligible Inventory pursuant to clause (b) of the definition of “Eligible Inventory.”

Eligible Assignee - a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Agent and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five (5) Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA or any other Applicable Law; and (c) during any Event of Default, any Person acceptable to Agent in its reasonable business judgment.

Eligible Consignee - a consignee which Agent, in its reasonable Credit Judgment, deems to be an eligible consignee.  Without limiting the generality of the foregoing, no consignee will be an Eligible Consignee unless:  (i) such consignee shall have executed a consignment agreement, which permits assignment to Agent, granting the applicable Borrower a security interest under the UCC or the PPSA, as applicable, in all Consigned Inventory that is consigned by such Borrower to such consignee; (ii) consignee and such Borrower shall have executed or otherwise authorized the filing of financing statements under the UCC or the PPSA, as applicable, based upon the requirements of the filing jurisdiction, naming such consignee as debtor and such Borrower as secured party (and, if requested by Agent, naming Agent as assignee), covering the Consigned Inventory; such financing statement shall have been filed of record in all appropriate filing locations for the perfection of a first priority security interest in such Consigned Inventory and the identifiable proceeds thereof, and, after filing of such financing statements, such Borrower shall have conducted searches of all filings made against such consignee in such filing offices and taken such other action as Agent may reasonably request, including notification pursuant to Section 9-324 of the UCC (and similar applicable provisions under the PPSA) to each holder of a conflicting Lien in such Consigned Inventory, which shall confirm that the security interest in the Consigned Inventory in favor of such Borrower that such Borrower has assigned to Agent is and shall be a first priority Lien;  (iii) if requested by Agent, Agent shall have received copies of the consignment agreement, the filed financing statements under the UCC and the PPSA, as applicable, and the UCC and the PPSA searches; and (v) the creditworthiness of such consignee is acceptable to Agent, in Agent’s reasonable credit judgment.

Eligible Inventory - Inventory owned by a Borrower that Agent, in its Credit Judgment, deems to be Eligible Inventory.  Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is raw materials or finished goods or work in process that is, in Agent’s reasonable Credit Judgment readily marketable in its current form, and not raw materials, work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment unless all Consigned Inventory Conditions have been satisfied with respect to such Inventory and such Inventory is Permitted Consigned Inventory, nor subject to any deposit, downpayment, guaranteed sale, sale-or-return, sale-on-approval or repurchase arrangement; (c) is in saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority; (f) conforms with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien except a Permitted Lien; (h) is within the continental United States, Canada or Puerto Rico, is not in transit except between locations of Borrowers, and is not consigned to any Person other than an Eligible Consignee; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (k) is not located on leased premises or in the possession of a warehouseman or processor unless the lessor, warehouseman or processor has delivered a Lien Waiver or an appropriate Rent Reserve has been established; (l) is not the subject of a store closing, liquidation, going-out-of business or similar sale; (m) it does not constitute Customer Contract Inventory or Toll Copper Inventory; (n) it is in such Borrower’s possession and control, is not in transit or outside the continental United States and is not consigned to any Person other than an Eligible Consignee; (o) it has not been sold or leased and such Borrower has not received any deposit or down payment in respect thereof in anticipation of a sale; and (p) it is not the subject of an Intellectual Property Claim.

Enforcement Action - any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Environmental Laws - all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies, to the extent having the force of law), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice - a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release - a release as defined in CERCLA or under any other Environmental Law.

Equipment - as defined in the UCC, including all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory), and all parts, accessories and special tools therefor, and accessions thereto.

Equity Interest - the interest of any (a) shareholder in a corporation, (b) partner in a partnership (whether general, limited, limited liability or joint venture), (c) member in a limited liability company, or (d) other Person having any other form of equity security or ownership interest.

ERISA - the Employee Retirement Income Security Act of 1974 and all rules and regulations from time to time promulgated thereunder.

Event of Default - as defined in Section 11.

Excluded Tax - Tax on the overall net income or gross receipts of a Lender imposed by the jurisdiction in which such Lender’s principal executive office is located.

Extraordinary Expenses - all costs, expenses or advances that Agent or any Lender may incur during an Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), any Loan Documents, or the validity, allowance or amount of any Obligations, including any lender liability or other Claims asserted against Agent or any Lender; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; or (g) Protective Advances.  Such costs, expenses and advances include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses but excluding compensation paid to employees (including inside legal counsel who are employees) of Agent and any Lender.

Federal Funds Rate - a fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers, as published for the applicable day (or, if not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published, the average of the quotations for such day on such transactions received by Agent for three (3) federal funds brokers of nationally recognized standing selected by Agent.

Fee Letter - the fee letter agreement, dated on or about the Closing Date, between Agent and Borrowers.

Fiscal Quarter - each period of thirteen (13) weeks, commencing on the first day of a Fiscal Year (and, in the case of any Fiscal Year of fifty-three (53) weeks, the fourteen (14) week period occurring at the end thereof.

Fiscal Year - the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

FLSA - the Fair Labor Standards Act of 1938.

Foreign Lender - any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Foreign Subsidiary - a Subsidiary that is not a Domestic Subsidiary.

Forward Revaluation Amount - an amount equal to any positive difference between the standard cost at which Borrowers purchase copper Inventory and the actual cost paid for forward copper contracts.

Forward Revaluation Reserve – a reserve equal to the amount, if any, by which the Value of Borrowers’ Inventory consisting of copper has been reduced by the Forward Revaluation Amount.

Full Payment - with respect to any Obligations (other than any indemnification not due and payable when all of the Obligations have been paid in full and the Commitments have been terminated), (a) the full cash payment thereof, including all interest, fees and other charges under any Loan Documents and including those accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof; and (c) a release of any Claims of Obligors against Agent, Lenders and Issuing Bank arising on or before the payment date.  No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

GECC – General Electric Capital Corporation, a Delaware corporation.

General Intangibles - as defined in the UCC, including choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer programs, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all rights to indemnification, and all other intangible Property of any kind.

Goods - as defined in the UCC.

Governmental Approvals - all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority - any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

Guarantor Payment - as defined in Section 5.10.3.

Guarantors – SEI, Parent, Essex International, Inc., a Delaware corporation and each other Person who guarantees payment or performance of any Obligations.

Guaranty - each guaranty agreement executed by a Guarantor in favor of Agent.

Hedging Agreement - any transaction that provides for an interest rate, foreign exchange, currency, commodity, credit or equity swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof, or any transaction of a similar nature, including Interest Rate Contracts.

Included Investment – Investments, loans, advances, guarantees, capital contributions, sales or transfers of Property, made directly or indirectly, during any fiscal period in any Person by one or more Borrowers in connection with the development, construction, and operation of the Borrowers business in compliance with Section 10.2.15 hereof (other than the JV Europe Investment and China Investment to the extent that the China Investment is refinanced with the proceeds of Indebtedness incurred by a subsidiary of SE Holding which is non-recourse to the Obligors and the net proceeds of such refinancing is remitted to Agent for application to the Obligations); provided that if the Average Availability for an applicable period is greater than or equal to $50,000,000, the amount of such investments shall be deemed to be $-0-.

Indemnitees - Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Insolvency Proceeding - any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Instrument - as defined in the UCC.

Insurance Assignment – each collateral assignment of insurance pursuant to which an Obligor assigns to Agent, for the benefit of Secured Parties, such Obligor’s rights under business interruption or other insurance policies as Agent deems appropriate, as security for the Obligations.

Intellectual Property - all intellectual and similar Property of a Person, including inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, registrations and franchises; all books and records describing or used in connection with the foregoing; and all licenses or other rights to use any of the foregoing.

Intellectual Property Claim - any material claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Interest Period - as defined in Section 3.1.3.

Interest Rate Contract - any interest rate swap, collar or cap agreement, or other agreement or arrangement by any Borrower or Subsidiary with a Lender that is designed to protect against fluctuations in interest rates.

Inventory - as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

Inventory Formula Amount - the lesser of (a) $110,000,000; or (b) the lesser of 65% of the Value of Eligible Inventory or 85% of the NOLV Percentage of the Value of Eligible Inventory.

Inventory Reserve - reserves established by Agent in its reasonable Credit Judgment to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment - any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any advance or capital contribution to or other investment in a Person.

Investment Property - as defined in the UCC, including all Securities (whether certificated or uncertificated), security entitlements, securities accounts, commodity contracts and commodity accounts.

IP Licensing – IP Licensing LLC, a Delaware limited liability company.

Issuing Bank - Bank of America or an Affiliate of Bank of America.

Issuing Bank Indemnitees - Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

JV Europe – Essex Nexans Europe SAS, a société par actions simplifée organized under the laws of France.

JV Europe Investment – Investments, loans, advances, guarantees, capital contributions, sales or transfers of Property, made directly or indirectly, without duplication, in JV Europe (including such investments through SE Holding) in the aggregate amount of (a) investments made prior to the Closing Date, plus (b) any purchase price true up or premium amount that may be due as a result of the EBITDA performance of JV Europe in accordance with the terms of the Contribution Agreement not to exceed $5,000,000 plus (c) any put and call obligations required pursuant to the terms of the Contribution Agreement up to $25,000,000 (excluding from such limits Investments made at a time when Borrowers satisfied the Availability Condition and no Event of Default exists).

LC Application - an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.

LC Conditions - the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed $35,000,000, no Overadvance exists and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than three hundred sixty-five (365) days from issuance, in the case of standby Letters of Credit, (ii) no more than one hundred fifty (150) days from issuance, in the case of documentary Letters of Credit, and (iii) at least ten (10) Business Days prior to the Revolver Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the form of the proposed Letter of Credit is satisfactory to Agent and Issuing Bank in their discretion.

LC Documents - all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Obligations - the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; (b) the aggregate undrawn amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing with respect to Letters of Credit.

LC Request - a Letter of Credit Request from Borrowers to Issuing Bank in the form of Exhibit D.

LC Reserve - the aggregate of all LC Obligations, other than (a) those that have been Cash Collateralized, and (b) if no Default or Event of Default exists, those constituting charges owing solely to the Issuing Bank.

Lender Indemnitees - Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders - as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Letter of Credit - any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of a Borrower .

Letter-of-Credit Right - as defined in the UCC.

LIBOR Loan - each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan - a Revolver Loan that bears interest based on Adjusted LIBOR.

License - any material license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of any Eligible Inventory, any use of Property or any other conduct of its business (excluding, in any event, any “off the shelf” Intellectual Property generally available to the public).

Licensor - any Person from whom an Obligor obtains a License.

Lien - any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property but excluding the interest of the owner of such Property.

Lien Waiver - an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any material Collateral held by a warehouseman or processor, such Person waives or subordinates any Lien it may have on the Collateral, and permits Agent to enter upon such premises and remove such Inventory or to use the premises to store or dispose of the Collateral; and (c) for any material Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and permit Agent to enter upon such premises and remove such Collateral or to use the premises to store or dispose of the Inventory.

Liquidity Condition – collectively, (i) the Availability Condition and (ii) if Availability was less then $50,000,000 at any time during the ninety (90) consecutive day period preceding any calculation date and after giving effect to any proposed transaction in connection with which Availability of Borrowers is being tested, a Consolidated Fixed Charge Coverage Ratio of the Borrowers for the most recently completed twelve fiscal month period of not less than 1.10 to 1.00 after giving effect to any proposed transaction in connection with which Availability of Borrowers is being tested.

Loan - a Revolver Loan (and each Base Rate loan or LIBOR loan comprising such loan).

Loan Account - the loan account established by each Lender on its books pursuant to Section 5.7.

Loan Documents - this Agreement, Other Agreements and Security Documents.

Loan Year - each calendar year commencing on the Closing Date and each anniversary of the Closing Date.

Margin Stock - as defined in Regulation U of the Board of Governors.

Material Adverse Effect - the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or condition (financial or otherwise) of any Borrower, individually or all of the Obligors, taken as a whole, on the value of the Collateral taken as a whole, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on the Collateral taken as a whole; (b) materially impairs the ability of any Borrower, individually or all of the Obligors to perform any obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise materially impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any material Collateral.

Material Contract - any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

Moody’s - Moody’s Investors Services, Inc.

Mortgage – those certain mortgages, deeds of trust or deeds to secure debt delivered by a Borrower to Agent, for the benefit of Secured Parties, prior to the Closing Date which granted Liens upon the Real Estate owned by such Borrower, as security for the Obligations located in (i) Rockford, Illinois, (ii) Ft. Wayne, Franklin, Kendallville and Vincennes, Indiana, (iii) Hoisington, Kansas, (iv) Tarboro, North Carolina and (v) Chester, South Carolina.

Multiemployer Plan - as defined in Section 4001(a)(3) of ERISA.

Net Proceeds - with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) all Taxes to the extent payable as a consequence of such sale, including but not limited to, transfer or similar taxes; (d) reserves for indemnities, until such reserves are no longer needed; and (e) in connection with any sale of Collateral, a reasonable reserve (not to exceed 10% of the total purchase price) for post-closing adjustments to the purchase price, provided that upon the expiration of not more than one hundred twenty (120) days after the sale any remaining reserve balance is remitted to Agent for application to the Obligations.

NOLV Percentage - the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all related commissions, fees and expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms reasonably satisfactory to Agent.

Notes - each Revolver Note or other promissory note executed by a Borrower to evidence any Obligations.

Notice of Borrowing - a Notice of Borrowing to be provided by Borrower Agent to request the funding of a Borrowing of Revolver Loans, in form satisfactory to Agent.

Notice of Conversion/Continuation - a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in form satisfactory to Agent.

Obligations - all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor - each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.

Ordinary Course of Business - the ordinary course of business of any Borrower or Subsidiary, undertaken in good faith (and not for the purpose of evading any provision of a Loan Document).

Organic Documents - with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA - the Occupational Safety and Hazard Act of 1970.

Other Agreement - each Note; LC Document; Fee Letter; Lien Waiver; Real Estate Related Document; Borrowing Base Certificate, Compliance Certificate, financial statement or report delivered hereunder; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions contemplated by the Loan Documents.

Overadvance - as defined in Section 2.1.5.

Overadvance Loan - a Base Rate Revolver Loan made when an Overadvance exists or is caused by the funding thereof.

Parent - Superior Essex Holding Corp., a Delaware corporation.

Parent Series A Preferred Stock – 5,000,003 shares of Series A Preferred Stock of Parent having a par value of at least $1 per share and representing equity of at least $5,000,000.

Participant - as defined in Section 13.2.

Patent Assignment - each patent collateral assignment agreement pursuant to which an Obligor assigns to Agent, for the benefit of Secured Parties, such Obligor’s interests in its patents, as security for the Obligations.

Patriot Act - the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Account - an account maintained by Agent, into which all monies from time to time deposited to a Deposit Account may be swept.

Payment Intangible - as defined in the UCC.

Payment Item - each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

Permitted Asset Disposition - an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of Equipment the proceeds of which are re-invested in Equipment or similar assets or Capital Expenditures within three hundred sixty-five (365) days of such Asset Deposition or any other disposition of Equipment in an aggregate amount not to exceed $5,000,000 (on a fair market basis) in any Fiscal Year; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (d) so long as no Event of Default then exists, termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (e) so long as no Event of Default then exists, a sale or other disposition of an Obligor’s Real Estate so long as the sale price of any such sale or other disposition, when combined with all other permitted dispositions of Real Estate, does not exceed $10,000,000 in the aggregate; (f) a transfer of Property to a Borrower or a Subsidiary Guarantor by a Subsidiary or by a Borrower or a Subsidiary Guarantor to a Subsidiary Guarantor or by a Borrower to another Borrower; (g) non-exclusive licenses of technology and other Intellectual Property; (h) other dispositions expressly authorized by other provisions of the Loan Documents; (i) Consigned Inventory; (j) transfers of Equity Interests in non-Guarantor Subsidiaries; (k) so long as no Event of Default then exists, Permitted Investments; (l) dispositions of Property referred to on Schedule 9.2.10; or (m) approved in writing by Agent and Required Lenders.

Permitted Consigned Inventory - Consigned Inventory, (i) the Value of which shall not exceed $60,000,000 in the aggregate at any time, and (ii) which is the subject of a properly filed financing statement under the UCC or the PPSA, as applicable, in favor of a Borrower with respect to such Consigned Inventory; provided that Borrowers may maintain Consigned Inventory, the Value of which shall not exceed $30,000,000 in the aggregate at any time, which does not satisfy the requirement specified in clause (ii) hereof.

Permitted Contingent Obligations - Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; (g) incurred to support Debt permitted pursuant to Section 10.2.1; (h) arising under indemnity agreements to title insurers to issue to Agent title insurance policies; (i) arising in connection with guaranties of performance by an Obligor on behalf of JV Europe or SE Holding or its subsidiaries which do not constitute guaranties of Debt; or (j) in an aggregate amount of $25,000,000 or less at any time.

Permitted Investments – means, collectively, (a) the China Investment, (b) the JV Europe Investment and (b) Investments meeting the requirements of Included Investments without regard to whether such investments are included in the calculation of the Consolidated Fixed Charge Coverage Ratio.

Permitted Lien - as defined in Section 10.2.2.

Permitted Purchase Money Debt - Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $25,000,000 at any time and its incurrence does not violate Section 10.2.3.

Person - any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan - an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and that is either (a) maintained by a Borrower or Subsidiary for employees or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which a Borrower or Subsidiary is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions.

Plan of Reorganization – Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated October 22, 2003, filed by Debtors with the Bankruptcy Court in the Chapter 11 Case on October 22, 2003.

PPSA - the Personal Property Security Act as in effect from time to time in any Province of Canada (other than the Province of Quebec), as amended.

Pro Rata - with respect to any Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment by the aggregate amount of all Revolver Commitments; and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.

Properly Contested - with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor unless such Lien is at all times junior and subordinate in priority to Liens in favor of Agent (except only with respect to property taxes that have priority as a matter of applicable state law and enforcement of such Lien is stayed during the period prior to the financial resolution or disposition of such dispute); (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review; and (g) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Obligor, such Obligor forthwith pays such Debt and all penalties, interest and other amounts due in connection therewith.

Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances - as defined in Section 2.1.6.

Purchase Money Debt - (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within twenty (20) days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases in principal amounts) thereof.

Purchase Money Lien - a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

RCRA - the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate - all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Refinancing Conditions - the following conditions for Refinancing Debt:  (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity not sooner than and weighted average life not less than that of the Debt being extended, renewed or refinanced; (c) it bears interest at a rate that does not exceed the current market rate (as determined in good faith by a Senior Officer) for Debt of a similar type and for a similar obligor; (d) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (e) the covenants applicable to it are no less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; and (f) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt - Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1.

Regulation D - Regulation D of the Board of Governors.

Reimbursement Date - as defined in Section 2.3.2.

Rent Reserve - a reserve established from time to time in Agent’s reasonable Credit Judgment in any amount equal to approximately three months rent and other charges with respect to any Collateral in the possession of, or at a location owned by, a Person other than a Borrower or an Affiliate of a Borrower, unless such Person has executed a Lien Waiver; provided, however, that in no event shall the Rent Reserve at any leased location exceed the value of the Collateral maintained at such location.

Report - as defined in Section 12.2.3.

Reportable Event - any event set forth in Section 4043(b) of ERISA for which the notice requirements of said section have not been waived.

Required Lenders - at any date of determination thereof, at least 2 Lenders (each of which holds not less than 5% of the aggregate Commitments) having Commitments representing at least 51% of the aggregate Commitments at such time; provided, however, that if any Lender shall be in breach of any of its obligations hereunder to Borrowers or Agent, including any breach resulting from its failure to honor its Commitment in accordance with the terms of this Agreement, then, for so long as such breach continues, the term “Required Lenders” shall mean at least 2 Lenders (each of which holds not less than 5% of the aggregate Commitments), but excluding each Lender that is in breach of its obligations under the Agreement, having Commitments representing at least 51% of the aggregate Commitments (excluding the Commitments of each Lender that is in breach of its obligations under the Agreement) at such time; provided further, however, that if the Commitments have been terminated, the term “Required Lenders” shall mean at least 2 Lenders (each of which holds not less than 5% of the aggregate Commitments), but excluding each Lender that is in breach of its obligations hereunder holding Loans (including Swingline Loans) representing at least 51% of the aggregate principal amount of Loans (including Swingline Loans) outstanding at such time.

Responsible Officer – any Senior Officer, treasurer, controller, or vice president-finance of any Borrower.

Restricted Investment - any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent; (c) loans and advances permitted under Section 10.2.7; (d) acquisitions of fixed assets to be used in the Ordinary Course of Business of such Borrower or any of its Subsidiaries so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder; (e) acquisitions of goods held for sale or lease or to be used in the manufacture of goods or the provision of services by such Borrower or any of its Subsidiaries in the Ordinary Course of Business (including inventory); (f) acquisitions of current assets arising from the sale or lease of goods or the rendition of services in the Ordinary Course of Business of such Borrower or any of its Subsidiaries; (g) Investments in any Securities received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors; (h) Investments in SE Holding, JV Europe and the China Investment to the extent existing on the Closing Date; and (i) deposits, prepayments and other credits to suppliers, lessors and landlords made in the Ordinary Course of Business.

Restrictive Agreement - an agreement (other than any of the Loan Documents, the Borrowers’ 9% Senior Notes due 2012 and the Brownwood Lease) that, if and for so long as an Obligor or any Subsidiary of such Obligor is a party thereto, would prohibit, condition or restrict such Obligor’s or Subsidiary’s right to (i) incur or repay Debt for money borrowed (including any of the Obligations); (ii) grant Liens upon any of such Obligor’s or Subsidiary’s assets (including Liens granted in favor of Agent pursuant to the Loan Documents); (iii) declare or make Distributions; (iv) amend, modify, extend or renew any agreement evidencing Debt for money borrowed (including any of the Loan Documents); or (v) repay any Debt owed to another Obligor.

Revolver Commitment - for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, or as specified hereafter in the most recent Assignment and Acceptance to which it is a party.  “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.

Revolver Loan - a loan made pursuant to Section 2.1, and Overadvance Loan or Protective Advance.

Revolver Note - a promissory note to be executed by Borrowers in favor of a Lender in the form of Exhibit A, which shall be in the amount of such Lender’s Revolver Commitment and shall evidence the Revolver Loans made by such Lender.

Revolver Termination Date - April 13, 2011.

Royalties - all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

S&P - Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.

SEI - Superior Essex Inc., a Delaware corporation.

SE Holding – means S.E. Holding, C.V., a Dutch limited partnership.

Secured Parties - Agent, Issuing Bank, Lenders and providers of Bank Products.

Security Documents - the Guaranties, Mortgages, Patent Assignments, Trademark Security Agreements, Insurance Assignments, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer - the chairman of the board, president, executive vice-president, chief financial officer or general counsel of a Borrower or, if the context requires, an Obligor.

Settlement Report - a report delivered by Agent to Lenders summarizing the Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Software - as defined in the UCC.

Solvent - as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates.  “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Statutory Reserves - the percentage (expressed as a decimal) established by the Board of Governors as the then stated maximum rate for all reserves (including those imposed by Regulation D, all basic, emergency, supplemental or other marginal reserve requirements, and any transitional adjustments or other scheduled changes in reserve requirements) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency Liabilities (or any successor category of liabilities under Regulation D).

Subordinated Debt - Debt incurred by a Borrower or a Subsidiary Guarantor which is subordinated to the Obligations pursuant to subordination terms and conditions acceptable to the Agent and Required Lenders.

Subsidiary - any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or any combination of Borrowers (including indirect ownership by a

Borrower through other entities in which such Borrower directly or indirectly owns 50% of the voting securities or Equity Interests); provided however, that none of SE Holding, JV Europe, nor any of their subsidiaries shall be deemed a Subsidiary.

Supporting Obligation - as defined in the UCC.

Swingline Loan – any Borrowing of Base Rate Revolver Loans funded with Agent’s funds, until such Borrowing is settled among Lenders pursuant to Section 4.1.3.

Taxes - any taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security, franchise, intangibles, stamp or recording taxes imposed by any Governmental Authority, and all interest, penalties and similar liabilities relating thereto, but excluding, in the case of each Lender, taxes imposed on or measured by the net income, overall gross receipts or franchise of such Lender.

Toll Copper Inventory - “toll copper” owned by another Person at any time in the possession of any Borrower for processing or otherwise.

Toll/Price Adjustment Reserve - a reserve equal to Borrowers’ reserve for copper billed for but not shipped or delivered to a customer plus Borrowers’ reserve for purchase price adjustments.

Trademark Security Agreement - each trademark security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in trademarks, as security for the Obligations.

Transferee - any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Type - any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.

UCC - the Uniform Commercial Code as in effect in the State of Georgia or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Upstream Payment - a Distribution by a Subsidiary of a Borrower to such Borrower.

Value - with reference to the value of Eligible Inventory, value determined by Agent in its reasonable credit judgment on the basis the lower of cost or market of such Eligible Inventory, with the cost thereof calculated with respect to Communications, on a first-in, first-out basis in accordance with GAAP and with respect to all other businesses, on a last-in, first-out basis in accordance with GAAP; provided that the Value of Eligible Inventory shall not include the portion of the value of the Eligible Inventory equal to the profit earned by any Affiliate on the sale thereof to a Borrower.

1.2.         Accounting Terms

Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.3.         Certain Matters of Construction

The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.”  The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision.  Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document.  All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.4.1; or (g) discretion of Agent, Issuing Bank or any Lender shall mean the sole and absolute discretion of such Person unless otherwise indicated.  All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time.  Borrowing Base calculations shall be made in a manner consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily in accordance with GAAP).  Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents.  No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.  Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Loan Documents, such phrase means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.  Whenever in the Agreement and the other Loan Documents reference is made to attorneys’ fees and expenses that are incurred by Agent or a Lender and that are to be reimbursed to Agent or a Lender by Borrowers, such reference shall be understood to mean the reasonable attorneys’ fees and expenses which are incurred by Agent or such Lender for services actually rendered by attorneys selected by Agent or such Lender on Agent’s or such Lender’s behalf.  Any Lien referred to in the Agreement or any of the other Loan Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to the Agreement or any of the other Loan Documents, any payment made by or to, or funds received by, Agent pursuant to or as contemplated by any of the Loan Documents, or any other act taken or omitted to be taken by Agent shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted for the benefit or account of the Agent and the Secured Parties.

Section 2.              CREDIT FACILITIES

2.1.         Revolver Commitment

2.1.1.          Revolver Loans

Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Commitment Termination Date.  The Revolver Loans may be repaid and reborrowed as provided herein.  In no event shall Lenders have any obligation to honor a request for a Revolver Loan if the unpaid balance of Revolver Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base.

2.1.2.          Revolver Notes

The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender.  At the request of any Lender, Borrowers shall deliver a Revolver Note to such Lender.

2.1.3.          Use of Proceeds

The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and other lawful corporate purposes of Borrowers.

2.1.4.          Voluntary Reduction or Termination of Revolver Commitments

(a)           Borrowers may permanently reduce the Revolver Commitments, on a Pro Rata basis for each Lender, from time to time upon written notice to Agent, which notice shall specify the amount of the reduction, shall be irrevocable once given, shall be given at least five (5) Business Days prior to the end of a month and shall be effective as of the first day of the next month.

(b)           The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement.  Upon at least ninety (90) days prior written notice to Agent, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility.  Any notice of termination given by Borrowers shall be irrevocable.  On the termination date, Borrowers shall make Full Payment of all Obligations.

2.1.5.          Overadvances

If the aggregate Revolver Loans exceed the Borrowing Base (“Overadvance”) or the aggregate Revolver Commitments at any time, the excess amount shall be payable by Borrowers on demand by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents.  Unless its authority is revoked in writing by Required Lenders, Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance in accordance with the provisions of Section 14.1.4.  In no event shall Overadvance Loans be required that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments.  Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby.  In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6.          Protective Advances

Agent shall be authorized by Borrowers and Lenders, from time to time in Agent’s sole and absolute discretion, at any time that a Default or Event of Default exists or any of the conditions precedent set forth in Section 6 hereof have not been satisfied, to make Base Rate Loans (“Protective Advances”) to Borrowers on behalf of Lenders in an aggregate amount outstanding at any time not to exceed 5% of the Borrowing Base, but not in excess of the aggregate of the Commitments minus the LC Obligations, but only to the extent that Agent deems the funding of such Base Rate Loans to be necessary or desirable (i) to preserve or protect the Collateral or any portion thereof, (ii) to enhance the likelihood of or the amount of repayment of the Obligations or (iii) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses, all of which Base Rate Loans advanced by Agent shall be deemed part of the Obligations and secured by the Collateral, shall be treated as Settlement Loans and shall be settled and paid by Borrowers and Lenders as provided herein for Settlement Loans; provided, however, that the Required Lenders may at any time revoke Agent’s authorization to make any such Base Rate Loans by written notice to Agent, which shall become effective upon and after Agent’s receipt thereof.  The provisions of this Section 2.1.6 shall be in addition to the provisions of Section 14.1.4 hereof.

2.2.         Letter of Credit Facility

2.2.1.          Issuance of Letters of Credit

Issuing Bank agrees to issue Letters of Credit from time to time until thirty (30) days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a)           Each Borrower acknowledges that Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount.  Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three (3) Business Days prior to the requested date of issuance; and (ii) each LC Condition is satisfied.  If Issuing Bank receives written notice from a Lender at least one (1) Business Day before issuance of a Letter of Credit that any LC Condition has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of

Credit (or any other) until such notice is withdrawn in writing by that Lender or until Required Lenders have waived such condition in accordance with this Agreement.  Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b)           Letters of Credit may be requested by a Borrower only (i) to support obligations of such Borrower incurred in the Ordinary Course of Business, on a standby basis; or (ii) for other purposes as Agent and Lenders may approve from time to time in writing.  The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.

(c)           Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary.  In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority.  The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative.  Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d)           In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, notice or other communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person.  Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts.  Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the gross negligence or willful misconduct of any such agents or attorneys-in-fact selected with reasonable care.

2.2.2.          Reimbursement; Participations

(a)           If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, in Dollars on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers.  The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary.  Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b)           Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit.  If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one (1) Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment.  Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c)           The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations.  Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents.  Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor.  Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)           No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct.  Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

2.2.3.          Cash Collateral

If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, or (c) after the Commitment Termination Date, then Borrowers shall, at Issuing Bank’s or Agent’s request, pay to Issuing Bank the amount of all outstanding LC Obligations and Cash Collateralize all outstanding Letters of Credit.  If Borrowers fail to Cash Collateralize outstanding Letters of Credit as required herein, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists, or the conditions in Section 6 are satisfied).

Section 3.              INTEREST, FEES AND CHARGES

3.1.         Interest

3.1.1.          Rates and Payment of Interest

(a)           The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at the Adjusted LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans.  Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers.  If a Loan is repaid on the same day made, one (1) day’s interest shall accrue.  The Base Rate on the date hereof is 7.75% per annum and, therefore, the rate of interest in effect on the date hereof, expressed in simple interest terms, is 7.75% per annum for Base Rate Revolver Loans.

(b)           During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate.  Each Borrower acknowledges that the cost and expense to Agent and each Lender due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for such added cost and expense.

(c)           Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month and, for any LIBOR Loan, the last day of its Interest Period; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date.  Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand.  Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2.          Application of Adjusted LIBOR to Outstanding Loans

(a)           Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan.  During any Default or

Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b)           Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three (3) Business Days before the requested conversion or continuation date.  Promptly after receiving any such notice, Agent shall notify each Lender thereof.  Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the aggregate principal amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified).  If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.3.          Interest Periods

In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be one, two, three or six months; provided, however, that:

(a)           the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b)           if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c)           no Interest Period shall extend beyond the Revolver Termination Date.

3.1.4.          Interest Rate Not Ascertainable

If Agent shall determine in good faith that on any date for determining the Adjusted LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrowers (by telephone confirmed in writing) of such determination.  Until Agent notifies Borrowers that such circumstance no longer exists (notice of which determination shall promptly by delivered to Borrower Agent), the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.

3.2.         Fees

3.2.1.          Closing Fee

Borrowers shall pay to Agent, for the Pro Rata benefit of the Lenders, a closing fee of $337,500 which shall be paid on the Closing Date.

3.2.2.          Unused Line Fee

Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to 0.25% per annum times the amount by which the Revolver Commitments exceed the average daily balance of Revolver Loans and stated amount of Letters of Credit during any month.  Such fee shall be payable in arrears, on the first Business Day of each month and on the Commitment Termination Date.  During an Event of Default, the fee under this Section (to the extent Revolver Commitments are still outstanding) shall be increased by 2%.

3.2.3.          LC Facility Fees

Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily stated amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first Business Day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% of the stated amount of each Letter of Credit, which fee shall be payable upon issuance of the Letter of Credit and on each anniversary date of such issuance, and shall be payable on any increase in stated amount made between any such dates; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred.  During an Event of Default, the fee payable under clause (a) may be increased by 2%.

3.2.4.          Agent Fees

In consideration of Agent’s syndication of the Commitments and service as Agent hereunder, Borrowers shall pay to Agent, for its own account, the fees described in the Fee Letter.

3.3.         Computation of Interest, Fees, Yield Protection

All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of three hundred sixty (360) days.  Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error.  All fees shall be fully earned when due and shall not be subject to rebate or refund, nor subject to proration except as specifically provided herein.  All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.  A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.8, submitted to Borrowers by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error.

3.4.         Reimbursement Obligations

Borrowers shall reimburse Agent for all Extraordinary Expenses incurred by it.  Borrowers shall also reimburse Agent for all reasonable legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s

Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party.  All amounts reimbursable by Borrowers under this Section shall constitute Obligations secured by the Collateral and shall be payable on demand.

3.5.         Illegality

Notwithstanding anything to the contrary herein, if (a) any change in any law or interpretation thereof by any Governmental Authority after the Closing Date makes it unlawful for a Lender to make or maintain a LIBOR Loan or to maintain any Commitment with respect to LIBOR Loans or (b) a Lender determines that the making or continuance of a LIBOR Loan has become impracticable as a result of a circumstance that adversely affects the London interbank market or the position of such Lender in such market, then such Lender shall give notice thereof to Agent and Borrowers and may (i) declare that LIBOR Loans will not thereafter be made by such Lender, whereupon any request for a LIBOR Loan from such Lender shall be deemed to be a request for a Base Rate Loan unless such Lender’s declaration has been withdrawn (and it shall be withdrawn promptly upon cessation of the circumstances described in clause (a) or (b) above); and/or (ii) require that all outstanding LIBOR Loans made by such Lender be converted to Base Rate Loans immediately, in which event all outstanding LIBOR Loans of such Lender shall be immediately converted to Base Rate Loans.

3.6.         Increased Costs

If, by reason of (a) the introduction after the Closing Date of or any change (including any change by way of imposition or increase of Statutory Reserves or other reserve requirements) in any law or interpretation thereof, or (b) the compliance with any guideline or request from any Governmental Authority or other Person exercising control over banks or financial institutions generally (whether or not having the force of law):

(i)            a Lender shall be subject to any Tax with respect to any LIBOR Loan or Letter of Credit or its obligation to make LIBOR Loans, issue Letters of Credit or participate in LC Obligations, or a change shall result in the basis of taxation of any payment to a Lender with respect to its LIBOR Loans or its obligation to make LIBOR Loans, issue Letters of Credit or participate in LC Obligations (except for Excluded Taxes); or

(ii)           any reserve (including any imposed by the Board of Governors), special deposits or similar requirement against assets of, deposits with or for the account of, or credit extended by, a Lender shall be imposed or deemed applicable, or any other condition affecting a Lender’s LIBOR Loans or obligation to make LIBOR Loans, issue Letters of Credit or participate in LC Obligations shall be imposed on such Lender or the London interbank market;

and as a result there shall be an increase in the cost to such Lender of agreeing to make or making, funding or maintaining LIBOR Loans, Letters of Credit or participations in LC Obligations (except to the extent already included in determination of the Adjusted LIBOR), or there shall be a reduction in the amount receivable by such Lender, then the Lender shall promptly notify Borrowers and Agent of such event, and Borrowers shall, within five (5) days following demand therefor, pay such Lender the amount of such increased costs or reduced amounts.

If a Lender determines that, because of circumstances described above or any other circumstances arising hereafter affecting such Lender, the London interbank market or the Lender’s position in such market, the Adjusted LIBOR or its Applicable Margin, as applicable, will not adequately and fairly reflect the cost to such Lender of funding LIBOR Loans, issuing Letters of Credit or participating in LC Obligations, then (A) the Lender shall promptly notify Borrowers and Agent of such event; (B) such Lender’s obligation to make LIBOR Loans, issue Letters of Credit or participate in LC Obligations shall be immediately suspended, until each condition giving rise to such suspension no longer exists; and (C) such Lender shall make a Base Rate Loan as part of any requested Borrowing of LIBOR Loans, which Base Rate Loan shall, for all purposes, be considered part of such Borrowing.

Notwithstanding anything herein to the contrary, Borrowers shall only be required to compensate any Lender in respect of any such increased costs or reduction in the amount received or receivable by such Lender to the extent Borrower has received a written request for such compensation within ninety (90) days after such Lender has received actual notice of the occurrence of the relevant circumstance giving rise to such increased costs or reduction in the amount received or receivable by such Lender, as the case may be.

3.7.         Capital Adequacy

If a Lender determines that after the Closing Date any introduction of or any change in a Capital Adequacy Regulation, any change in the interpretation or administration of a Capital Adequacy Regulation by a Governmental Authority charged with interpretation or administration thereof, or any compliance by such Lender or any Person controlling such Lender with a Capital Adequacy Regulation, increases the amount of capital required or expected to be maintained by such Lender or Person (taking into consideration its capital adequacy policies and desired return on capital) as a consequence of such Lender’s Commitments, Loans, participations in LC Obligations or other obligations under the Loan Documents, then Borrowers shall, within five (5) days following demand therefor, pay such Lender an amount sufficient to compensate for such increase.  A Lender’s demand for payment shall set forth the nature of the occurrence giving rise to such compensation and a calculation of the amount to be paid.  In determining such amount, the Lender may use any reasonable averaging and attribution method.

Notwithstanding anything herein to the contrary, Borrowers shall only be required to compensate any Lender in respect of any such reduction in the return of capital of Lenders to the extent Borrower has received a written request for such compensation within ninety (90) days after such Lender has received actual notice of the occurrence of the relevant circumstance giving rise to such reduction in the return of capital of such Lender.

3.8.         Mitigation

Each Lender agrees that, upon becoming aware that it is subject to Section 3.5, 3.6, 3.7 or 5.8, it will (i) take reasonable measures to reduce Borrowers’ obligations under such Sections, including funding or maintaining its Commitments or Loans through another office, as long as use of such measures would not adversely affect the Lender’s Commitments, Loans, business or interests, and would not be inconsistent with any internal policy or applicable legal or regulatory restriction or (ii) take such other reasonable measures, if, as a result thereof, the circumstances which would relieve Borrowers from their obligations to pay such additional amounts (or reduce the amount of such payments), or such withholding taxes would be reduced, and if the making, funding or maintaining of such Commitment or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitment or Loans or the interests of such Lender.

3.9.         Funding Losses

If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers fail to repay a LIBOR Loan when required hereunder, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds.  Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans.

3.10.       Maximum Interest

In no event shall interest, charges or other amounts that are contracted for, charged or received by Agent and Lenders pursuant to any Loan Documents and that are deemed interest under Applicable Law (“interest”) exceed the highest rate permissible under Applicable Law (“maximum rate”).  If, in any month, any interest rate, absent the foregoing limitation, would have exceeded the maximum rate, then the interest rate for that month shall be the maximum rate and, if in a future month, that interest rate would otherwise be less than the maximum rate, then the rate shall remain at the maximum rate until the amount of interest actually paid equals the amount of interest which would have accrued if it had not been limited by the maximum rate.  If, upon Full Payment of the Obligations, the total amount of interest actually paid under the Loan Documents is less than the total amount of interest that would, but for this Section, have accrued under the Loan Documents, then Borrowers shall, to the extent permitted by Applicable Law, pay to Agent, for the account of Lenders, (a) the lesser of (i) the amount of interest that would have been charged if the maximum rate had been in effect at all times, or (ii) the amount of interest that would have accrued had the interest rate otherwise set forth in the Loan Documents been in effect, minus (b) the amount of interest actually paid under the Loan Documents.  If a court of competent jurisdiction determines that Agent or any Lender has received interest in excess of the maximum amount allowed under Applicable Law, such excess shall be deemed received on account of, and shall automatically be applied to reduce, Obligations other than interest (regardless of any erroneous application thereof by Agent or any Lender), and upon Full Payment of the Obligations, any balance shall be refunded to Borrowers.  In determining whether any excess interest has been charged or received by Agent or any Lender, all interest at any time charged or received from Borrowers in connection with the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations.

Section 4.              LOAN ADMINISTRATION

4.1.         Manner of Borrowing and Funding Revolver Loans

4.1.1.          Notice of Borrowing

(a)           Whenever Borrowers desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing.  Such notice must be received by Agent no later than 12:00 noon (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least two (2) Business Days prior to the requested funding date, in the case of LIBOR Loans.  Notices received after 12:00 noon shall be deemed received on the next Business Day.  Each Notice of Borrowing shall be irrevocable and shall specify (A) the principal amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified).

(b)           Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed irrevocably to be a request (without any requirement for a Notice of Borrowing) for Base Rate Revolver Loans on the due date, in the amount of such Obligations.  The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation.

(c)           If Borrowers establish a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request (without any requirement for a Notice of Borrowing) for Base Rate Revolver Loans on the date of such presentation, in the amount of the check and items presented for payment.  The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account.

(d)           Neither Agent nor any Lender shall have any obligation to Borrowers to honor any deemed request for a Revolver Loan on or after the Commitment Termination Date, when an Overadvance exists or would result therefrom, or when any condition in Section 6 is not satisfied, but may do so in their discretion, without being deemed to have waived any Default or Event of Default.

4.1.2.          Fundings by Lenders

Each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder.  Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:30 p.m. on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two (2) Business Days before any proposed funding of LIBOR Loans.  Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which event Lender shall fund its Pro Rata share by 1:30 p.m. on the next Business Day.  Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower Agent.  Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers.  If a Lender’s share of any Borrowing is not in fact received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.

4.1.3.          Settlement

To facilitate administration of the Revolver Loans, Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Revolver Loans may take place periodically on a date determined from time to time by Agent, which shall occur at least once every five (5) Business Days.  On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Agent to Lenders.  Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary.  Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists, or the conditions in Section 6 are satisfied.  If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one (1) Business Day after Agent’s request therefor.

4.1.4.          Notices

Each Borrower authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on telephonic or e-mailed instructions.  Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern.  Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2.         Defaulting Lender

If a Lender fails to make any payment to Agent that is required hereunder, Agent may (but shall not be required to), in its discretion, retain payments that would otherwise be made to such defaulting Lender hereunder, apply the payments to such Lender’s defaulted obligations or readvance the funds to Borrowers in accordance with this Agreement.  The failure of any Lender to fund a Loan or to make a payment in respect of a LC Obligation shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for default by another Lender.  Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that, solely for purposes of determining a defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.

4.3.         Number and Amount of LIBOR Loans; Determination of Rate

For ease of administration, all LIBOR Revolver Loans having the same length and beginning date of their Interest Periods shall be aggregated together, and such Loans shall be allocated among Lenders on a Pro Rata basis.  No more than 8 aggregated LIBOR Loans may be outstanding at any time, and each aggregate LIBOR Loan when made, continued or converted shall be in a minimum amount of $1,000,000, or a multiple of $100,000 in excess thereof.

Upon determining Adjusted LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4.         Borrower Agent

Each Borrower hereby designates Communications (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications with Agent, Issuing Bank or any Lender, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender.  Borrower Agent hereby accepts such appointment.  Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower.  Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower.  Agent shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents.  Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5.         One Obligation

The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6.         Effect of Termination

On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable, and any Lender may terminate its Bank Products (including, with the consent of Agent, any Cash Management Services).  All undertakings of Borrowers contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations.  Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as Agent, in its discretion, deems necessary to protect against any such damages.  The provisions of Sections 2.2, 3.4, 3.6, 3.7, 3.9, 5.4, 5.8, 12, 14.2, 14.3 and this Section and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and (unless expressly provided) any release relating to this credit facility.

Section 5.              PAYMENTS

5.1.         General Payment Provisions

All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 1:00 p.m. on the due date.  Any payment after such time shall be deemed made on the next Business Day.  Borrowers may, at the time of payment, specify to Agent the Obligations to which such payment is to be applied, but Agent shall in all events retain the right to apply such payment in such manner as Agent, subject to the provisions hereof, may determine to be appropriate.  If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees.  Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9.  Any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.

5.2.         Repayment of Revolver Loans

Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder.  Revolver Loans may be prepaid from time to time, without penalty or premium.  Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Revolver Loans in an amount sufficient to reduce the principal balance of Revolver Loans to the Borrowing Base.

5.3.         Payment of Other Obligations

Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.4.         Marshaling; Payments Set Aside

None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations.  If any Obligor makes a payment to Agent or Lenders, or if Agent or any Lender receives payment from the proceeds of Collateral, exercise of setoff or otherwise, and such payment is subsequently invalidated or required to be repaid to a trustee, receiver or any other Person, then the Obligations originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been received and any enforcement or setoff had not occurred.

5.5.         Post-Default Allocation of Payments

5.5.1.          Allocation

Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral or otherwise, shall be allocated as follows:

(a)           first, to all costs and expenses, including Extraordinary Expenses owing to Agent;

(b)           second, to all amounts owing to Agent on Protective Advances;

(c)           third, to all amounts owing to Issuing Bank on LC Obligations;

(d)           fourth, to all Obligations constituting fees (excluding amounts relating to Bank Products);

(e)           fifth, to all Obligations constituting interest (excluding amounts relating to Bank Products);

(f)            sixth, to provide Cash Collateral for outstanding Letters of Credit;

(g)           seventh, to all other Obligations, other than Bank Product Debt; and

(h)           last, to Bank Product Debt.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category.  If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category.  Amounts distributed with respect to any Bank Product Debt shall be the lesser of the applicable Bank Product Amount last reported to Agent or the actual Bank Product Debt as calculated by the methodology reported to Agent for determining the amount due.  Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the holder of the Bank Product Debt.  In the absence of such notice, Agent may assume the amount to be distributed is the Bank Product Amount last reported to it.  The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor.  This Section is not for the benefit of or enforceable by any Borrower.

5.5.2.          Erroneous Application

Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.6.         Application of Payments

The ledger balance in the main Payment Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day.  Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable, notwithstanding any entry by Agent in its records.  If, as a result of Agent’s receipt of Payment Items or proceeds of Collateral, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists.

5.7.         Loan Account; Account Stated

5.7.1.          Loan Account

Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time, including the amount of principal and interest payable and outstanding LC Obligations.  Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder.  Agent may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.

5.7.2.          Entries Binding

Entries made in the Loan Account shall constitute rebuttably presumptive evidence of the information contained therein.  If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within thirty (30) days after receipt or inspection that specific information is subject to dispute.

5.8.         Gross Up for Taxes

If Borrowers shall be required by Applicable Law to withhold or deduct any Taxes (except Excluded Taxes) from or in respect of any sum payable under any Loan Documents, (a) the sum payable to Agent or such Lender shall be increased as may be necessary so that, after making all required withholding or deductions, Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made; (b) Borrowers shall make such withholding or deductions; and (c) Borrowers shall pay the full amount withheld or deducted to the relevant taxing or other authority in accordance with Applicable Law.  If Agent or any Lender determines that it has received a refund, credit or other reduction of taxes in respect of any Taxes paid by Borrowers pursuant to this Section, such Person shall, within thirty (30) days from the date of receipt of such refund or filing of the tax return giving rise to such credit or other reduction, pay over the amount of the refund, credit or tax reduction to Borrowers (but only to the extent of Taxes paid by Borrowers pursuant to this Section), net of all reasonable out-of-pocket expenses of such Person and without interest (other than interest paid by the relevant taxing authority with respect to a refund).

5.9.         Withholding Tax Exemption

At least five Business Days prior to the first date for payment of interest or fees hereunder to a Foreign Lender, the Foreign Lender shall deliver to Borrowers and Agent two duly completed copies of IRS Form W-8BEN or W-8ECI (or any subsequent replacement or substitute form therefor), certifying that such Lender can receive payment of Obligations without deduction or withholding of any United States federal income taxes.  Each Foreign Lender shall deliver to Borrowers and Agent two additional copies of such form before the preceding form expires or becomes obsolete or after the occurrence of any event requiring a change in the form, as well as any amendments, extensions or renewals thereof as may be reasonably requested by Borrowers or Agent, in each case, certifying that the Foreign Lender can receive payment of Obligations without deduction or withholding of any such taxes, unless an event (including any change in treaty or law) has occurred that renders such forms inapplicable or prevents the Foreign Lender from certifying that it can receive payments without deduction or withholding of such taxes.  During any period that a Foreign Lender does not or is unable to establish that it can receive payments without deduction or withholding of such taxes, other than by reason of an event (including any change in treaty or law) that occurs after it becomes a Lender, Agent may withhold taxes from payments to such Foreign Lender at the applicable statutory and treaty rates, and Borrowers shall not be required to pay any additional amounts under this Section as a result of such withholding.

5.10.       Nature and Extent of Each Borrower’s Liability

5.10.1.        Joint and Several Liability

Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents.  Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and performance and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or liable; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.10.2.        Waivers

(a)           Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower.  It is agreed among each Borrower, Agent and Lenders that the provisions of this Section are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit.  Notwithstanding anything to the contrary in any Loan Document, and except as set forth in Section 5.10.3, each Borrower expressly waives all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off, as well as all defenses available to a surety, guarantor or accommodation co-obligor.  Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)           Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.10.  If, in the exercise of any rights or remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action by Agent or such Lender and waives any claim based upon such action, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had but for such action.  Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations.  Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person.  If Agent bids at any foreclosure or trustee’s sale or at any private sale, Agent may bid all or a portion of the Obligations and the amount of such bid need not be paid by Agent but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.10, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.10.3.        Extent of Liability; Contribution

(a)           Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.10 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b)           If any Borrower makes a payment under this Section 5.10 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.10 without rendering such payment voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)           Nothing contained in this Section 5.10 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.  Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

5.10.4.        Joint Enterprise

Each Borrower has requested that Agent and Lenders make the credit facility established hereunder available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically.  Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Lenders, all to the mutual advantage of Borrowers.  Borrowers acknowledge and agree that Agent’s and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.10.5.        Subordination

Each Borrower hereby subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

Section 6.              CONDITIONS PRECEDENT

6.1.         Conditions Precedent to Initial Loans

In addition to the conditions set forth in Section 6.2, the Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a)           Appropriate Notes shall have been executed by Borrowers and delivered to each Lender that requests issuance of a Note.  Each other Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b)           Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c)           Agent shall have received duly executed Deposit Account Control Agreements for each Deposit Account of Borrowers and any related lockbox, in form and substance, and with financial institutions, satisfactory to Agent to the extent required pursuant to Section 8.2.3.

(d)           Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) such Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(e)           Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown, (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility, and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents.  Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f)            Agent shall have received a written opinion of Kilpatrick Stockton LLP, counsel to Borrowers, in form and substance satisfactory to Agent.

(g)           Agent shall have received copies of the charter documents of each Obligor, certified as appropriate by the Secretary of State or another official of such Obligor’s jurisdiction of organization.  Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(h)           No material adverse change in the financial condition of either Borrower, individually or all the Obligors, taken as a whole or in the quality, quantity or value of the Eligible Accounts and Eligible Inventory taken as a whole shall have occurred since December 31, 2005.

(i)            Borrowers shall have executed and delivered to Agent a pledge of 65% of the Equity Interests of Borrowers in SE Holding.

(j)            Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

6.2.         Conditions Precedent to All Credit Extensions

Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied or waived:

(a)           No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b)           The representations and warranties of each Obligor in the Loan Documents shall be true and correct on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c)           All conditions precedent set forth in any other Loan Document shall have been satisfied;

(d)           No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and

(e)           With respect to issuance of a Letter of Credit, the LC Conditions shall have been satisfied.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.  As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.

6.3.         Limited Waiver of Conditions Precedent

If Agent, Issuing Bank or Lenders fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of Agent, Issuing Bank and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding, issuance or grant; nor (b) any Default or Event of Default due to such failure of conditions or otherwise.

Section 7.              COLLATERAL

7.1.         Grant of Security Interest

To secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all personal Property of such Borrower, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a)           all Accounts;

(b)           all Chattel Paper, including electronic chattel paper;

(c)           all Commercial Tort Claims described on Schedule 9.1.17(a) hereto;

(d)           all Deposit Accounts;

(e)           all Documents;

(f)            all General Intangibles, including Payment Intangibles, Software and Intellectual Property;

(g)           all Goods, including Inventory, Equipment and fixtures;

(h)           all Instruments;

(i)            all Investment Property;

(j)            all Letter-of-Credit Rights;

(k)           all Supporting Obligations;

(l)            all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m)          all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n)           all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

7.2.         Lien on Deposit Accounts; Cash Collateral

7.2.1.          Deposit Accounts

To further secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all of such Borrower’s right, title and interest in and to each Deposit Account of such Borrower and any deposits or other sums at any time credited to any such Deposit Account, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept.  Each Borrower authorizes and directs each bank or other depository to deliver to Agent upon its written demand therefore, made at any time that an Event of Default exists or the Availability is less than $25,000,000 and without notice to such Borrower (such notice being hereby waived), all balances in each Deposit Account maintained by such Borrower with such depository for application to the Obligations then outstanding.  Each Borrower irrevocably appoints Agent as such Borrower’s attorney in fact to collect such balances to the extent any such delivery is not so made.

7.2.2.          Cash Collateral

Any Cash Collateral may be invested, in Agent’s discretion, in Cash Equivalents, but Agent shall have no duty to do so, regardless of any agreement, understanding or course of dealing with any Borrower, and shall have no responsibility for any investment or loss.  Each Borrower hereby grants to Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in the Cash Collateral Account or elsewhere.  Agent may apply Cash Collateral to the payment of any Obligations, in accordance with Section 5 hereof as they become due and payable.  The Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent.  No Borrower or other Person claiming through or on behalf of any Borrower shall have any right to any Cash Collateral, until Full Payment of all Obligations.

7.3.         Real Estate Collateral

7.3.1.          Lien on Real Estate

The Obligations shall also be secured by Mortgages upon all Real Estate owned by Borrowers which is subject to a Mortgage on the Closing Date.

7.3.2.          Collateral Assignment of Leases

To further secure the prompt payment and performance of all Obligations, each Borrower hereby transfers and assigns to Agent, for the benefit of Secured Parties, all of such Borrower’s right, title and interest in, to and under all now or hereafter existing leases of real Property to which such Borrower is a party, whether as lessor or lessee, and all extensions, renewals and modifications thereof.

7.4.         Other Collateral

7.4.1.          Commercial Tort Claims

Borrowers shall promptly notify Agent in writing if any Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $2,000,000) and, upon Agent’s request, shall promptly execute such documents and take such actions as Agent deems appropriate to confer upon Agent (for the benefit of Secured Parties) a duly perfected, first priority Lien upon such claim.

7.4.2.          Certain After-Acquired Collateral

Borrowers shall promptly notify Agent in writing if, after the Closing Date, any Borrower obtains any interest in any material Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Agent’s request, shall promptly execute such documents and take such actions as Agent deems necessary to effect Agent’s duly perfected, first priority Lien upon such Collateral, and use its reasonable best efforts to obtain appropriate possession, control agreements or Lien Waivers.  If any such after-acquired Collateral is in the possession of a third party, at Agent’s request, Borrowers shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5.         No Assumption of Liability

The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral.

7.6.         Further Assurances

Promptly upon request, Borrowers shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement.  Each Borrower authorizes Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of such Borrower, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7.         Foreign Subsidiary Stock

Notwithstanding anything to the contrary in Section 7.1, Collateral shall include only 65% of the voting stock of any Foreign Subsidiary, to the extent that such voting stock is included in the Collateral.

Section 8.              COLLATERAL ADMINISTRATION

8.1.         Borrowing Base Certificates

On or prior to the twentieth (20th) day of each calendar month, Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous calendar month; provided, however, that if Availability of Borrowers is less than $30,000,000 or if an Event of Default then exists and is continuing, Borrowers shall deliver to Agent (and Agent shall upon request from a Lender, promptly deliver to such Lender) a Borrowing Base Certificate on or before the fourth (4th) Business Day of each week, prepared as of the close of business in the last Business Day of the preceding week, until such time as Availability of Borrowers is equal to or exceeds $30,000,000 or such Event of Default is cured or waived.  All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Responsible Officer; provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Deposit Accounts or otherwise; and (b) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

8.2.         Administration of Eligible Accounts

8.2.1.          Records and Schedules of Accounts

Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent, on such periodic basis as Agent may request, a sales and collections report solely with respect to Accounts, in form satisfactory to Agent (which form shall be substantially consistent with forms required by Agent from its other customers in the same or similar business as Borrowers (other than changes necessary due to Borrowers’ specific business operations).  Each Borrower shall also provide to Agent, together with the Borrowing Base Certificate delivered in accordance with Section 8.1, a detailed aged trial balance of all Accounts as of the end of the preceding period, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, and, to the extent that a Borrower grants any discount, allowance, credit, authorized return or dispute that is not shown on the face of the invoice for the Account involved, showing any such discount, allowance, credit, authorized return or dispute and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request.  If Accounts in an aggregate face amount of $2,000,000 or more cease to be Eligible Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within two (2) Business Days) after any Borrower has knowledge thereof.

8.2.2.          Taxes

If an Eligible Account of any Borrower includes a charge for any Taxes, Agent is authorized, in its discretion from and after the occurrence and during the continuation of an Event of Default, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

8.2.3.          Account Verification

Whether or not an Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower to verify the validity, amount or any other matter relating to any Eligible Accounts of Borrowers by mail, telephone or otherwise; provided, however, that Agent shall provide prior written notice to Borrowers of its intent to seek such verification.  Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4.          Maintenance of Deposit Account

Borrowers shall maintain Deposit Accounts pursuant to lockbox or other arrangements acceptable to Agent.  Borrowers shall obtain a Deposit Account Control Agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Deposit Account bank, establishing Agent’s control over and Lien in the lockbox or Deposit Account, requiring immediate deposit of all remittances received in the lockbox to a Deposit Account or upon the delivery of a notice by Agent to the applicable Deposit Account bank after the occurrence and during the continuation of an Event of Default or at any time that Availability of the Borrowers is less than $25,000,000 immediate transfer of all funds in the Deposit Account to the Payment Account, as applicable, until such Event of Default is cured or waived or Availability of the Borrowers is equal to or greater than $25,000,000 for ninety (90) consecutive days (whereupon which Agent shall deliver a notice to the applicable Deposit Account bank canceling such transfer instructions) and waiving offset rights of such servicer or bank against any funds in the lockbox or Deposit Account, except offset rights for customary administrative charges.  Neither Agent nor Lenders assume any responsibility to Borrowers for any lockbox arrangement or Deposit Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.  Notwithstanding anything to the contrary in this Section 8.2.4, for so long as no Event of Default exists and the Availability of Borrowers is equal to or greater than $25,000,000, the Deposit Accounts of Borrowers maintained in Canada and Mexico shall not be subject to this Section 8.2.4.

8.2.5.          Proceeds of Collateral

Borrowers shall request in writing and otherwise take all reasonable steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Deposit Account (or a lockbox relating to a Deposit Account).  If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall promptly (not later than the next Business Day) deposit same into a Deposit Account subject to a Deposit Account Control Agreement.

8.3.         Administration of Inventory

8.3.1.          Records and Reports of Inventory

Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory reports with respect to Inventory in form satisfactory to Agent (which reports shall be substantially consistent with reports required by Agent from its other customers in the same or similar business as Borrowers (other than changes necessary due to Borrowers’ specific business operations), on such periodic basis as Agent may request but in no event more frequently than once per calendar month if no Default or Event of Default exists.  Each Borrower shall conduct a physical inventory of Inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may reasonably request.  Agent may participate in and observe each inventory or physical count of Inventory, at Borrowers’ expense.

8.3.2.          Returns of Inventory

No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; and (c) any payment received by a Borrower for a return is promptly remitted to Agent for application to the Obligations to the extent required under Section 8.2.4.

8.3.3.          Acquisition, Sale and Maintenance

No Borrower shall acquire or accept Eligible Inventory on consignment or approval unless the Consigned Inventory Conditions are met, and shall use its best efforts to assure that all Eligible Inventory is produced in accordance with all material aspects of Applicable Law, including the FLSA (with respect to Eligible Inventory that is produced in the United States of America).  No Borrower shall sell any Eligible Inventory on approval or any other basis under which the customer may return or require a Borrower to repurchase such Eligible Inventory (except Consigned Inventory for which the Consigned Inventory Conditions are met) (it being acknowledged that the foregoing does not include the discretionary decisions on the part of a Borrower to repurchase Eligible Inventory and Eligible Inventory sold on consignment).  Borrowers shall use, store and maintain all Eligible Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all material respects of all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Eligible Inventory is located.

8.4.         Administration of Equipment

8.4.1.          Records and Schedules of Equipment

Each Borrower shall keep accurate and complete records of its Equipment which has a fair market value in excess of $500,000, including kind, quality, quantity, cost, acquisitions and dispositions thereof.  Promptly upon request, Borrowers shall deliver to Agent evidence of their ownership or interests in any Equipment which has a fair market value in excess of $500,000.

8.4.2.          Dispositions of Equipment

No Borrower shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition; (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens other than Permitted Liens; (c) dispositions of Equipment by a Borrower to another Borrower or any Subsidiary Guarantor; and (d) as permitted pursuant to Section 10.2.6.

8.4.3.          Condition of Equipment

Each Borrower shall use its best efforts to ensure that material Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made, reasonable wear and tear excepted.  No Borrower shall permit any material Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver or similar instrument, except with respect to the Belden Equipment Locations.

8.5.         Administration of Deposit Accounts

Schedule 8.5 sets forth all Deposit Accounts maintained by Borrowers.  Subject to Section 8.2.4, Borrowers shall take all actions necessary to establish Agent’s control of each such Deposit Account (other than an account exclusively used for payroll, payroll taxes, employee benefits, workers’ compensation claims, prepaid insurance, or an account containing not more than $50,000 at any time).  Each Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent) to have control over a Deposit Account or any Property deposited therein.  Each Borrower shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same.

8.6.         General Provisions

8.6.1.          Location of Collateral

All tangible items of Collateral, other than Inventory in transit and Consigned Inventory, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, upon ten (10) Business Days prior written notice to Agent.

8.6.2.          Insurance of Collateral; Condemnation Proceeds

(a)           Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, public liability, theft, malicious mischief, and such other risks, in such amounts as are usually insured against by companies of a similar size engaged in similar businesses in the same geographic area, and with such insurance companies of standing and reputation no less favorable than those companies reflected on Schedule 8.6.2 or such other insurer as is reasonably satisfactory to Agent.  From time to time upon request, Borrowers shall deliver the originals or certified copies of its insurance policies to Agent.  Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as lender loss payee or additional insured, as appropriate; (ii) requiring thirty (30) days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever other than non-payment of premiums (in which case ten (10) days prior written notice shall be required); and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy.  If any Borrower fails to provide and pay for such insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor.  Each Borrower agrees to deliver to Agent, promptly as rendered, copies of all material reports made in any reporting forms to insurance companies.  While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent or otherwise reinvested pursuant to this Agreement.  If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b)           Any proceeds of property or casualty insurance and any awards arising from condemnation of any Collateral shall be paid to Agent or otherwise reinvested pursuant to this Agreement.  Any such proceeds or awards that relate to Inventory shall be applied to payment of the Revolver Loans, and then to any other Obligations outstanding.  Proceeds from any business interruption insurance may be used by Borrowers in the Ordinary Course of Business.

(c)           Borrowers may use insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate to repair or replace such Equipment or Real Estate as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans satisfactory to Agent; (iii) replacement buildings are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Borrowers comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $5,000,000.

8.6.3.          Protection of Collateral

All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including upon any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers.  Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4.          Defense of Title to Collateral

Each Borrower shall at all times use commercially reasonable efforts to defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.7.         Power of Attorney

Each Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section.  Agent, or Agent’s designee, may, without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers:

(a)           Endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b)           During the existence of an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) make and adjust claims under policies of insurance; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which a Borrower is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.

Section 9.              REPRESENTATIONS AND WARRANTIES

9.1.         General Representations and Warranties

To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:

9.1.1.          Organization and Qualification

Each Borrower and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each Borrower and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2.          Power and Authority

Each Obligor is duly authorized to execute, deliver and perform its Loan Documents.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.

9.1.3.          Enforceability

Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4.          Capital Structure

Schedule 9.1.4 shows, for each Borrower and Subsidiary, its name, its jurisdiction of organization, its authorized and issued Equity Interests, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests.  Each Borrower has good title to its Equity Interests in its Subsidiaries, free of any Lien (other than Permitted Liens), and all such Equity Interests are duly issued, fully paid and non-assessable.  There are no outstanding options to purchase, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to any Equity Interests of any Borrower or Subsidiary.

9.1.5.          Corporate Names; Locations

During the five years preceding the Closing Date, except as shown on Schedule 9.1.5, no Borrower or Subsidiary has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person.  The chief executive offices and other places of business of Borrowers and Subsidiaries are shown on Schedule 8.6.1.  During the five years preceding the Closing Date, no Borrower or Subsidiary has had any other office or place of business.

9.1.6.          Title to Properties; Priority of Liens

Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its material Real Estate, and good title to all of its material personal Property, including all material Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens.  Each Borrower and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens.  All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are not required to be junior to Agent’s Liens pursuant to Section 10.2.2.

9.1.7.          Accounts

Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto.  Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a)           it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b)           it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)           it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to Agent on request;

(d)           it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e)           no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective);

(f)            no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g)           to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding (other than Delphi), and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.8.          Financial Statements

The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder’s equity, of SEI (including its direct and indirect Subsidiaries and SE Holding and its subsidiaries) that have been and are from time to time hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of SEI, Borrowers and Subsidiaries at the dates and for the periods indicated.  All projections delivered from time to time to Agent and Lenders based upon estimates and assumptions stated therein, all of which Borrowers believe to be reasonable and fair in light of current conditions and current facts known to Borrowers and, as of the date of such projections, reflect the Borrowers’ good faith and reasonable estimates of the future financial performance of Borrowers and of the other information projected therein for the period set forth therein, it being recognized by Agent and Lenders that projections as to future events are not to be viewed as facts or factual information and that actual results during the period or periods covered thereby may differ materially from projected results.  As of the Closing Date, since December 31, 2005, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect.  No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading.  Each Borrower is Solvent.

9.1.9.          Surety Obligations

No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.10.        Taxes

Each Borrower and Subsidiary has filed all federal, state and material local tax returns and other material reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested.  The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.11.        Brokers

There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.12.        Intellectual Property

Each Borrower and Subsidiary owns or has the lawful right to use all material Intellectual Property necessary for the conduct of its business, without conflict with any rights of others.  There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any material Intellectual Property).  Except as disclosed on Schedule 9.1.12, no Borrower or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any material registered Intellectual Property.  All material registered Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Subsidiary is shown on Schedule 9.1.12.

9.1.13.        Governmental Approvals

Each Borrower and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties except where the failure to obtain or maintain such Governmental Approval could not reasonably be expected to have a Material Adverse Effect.  All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.14.        Compliance with Laws

Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.  There have been no citations, notices or orders of noncompliance issued to any Borrower or Subsidiary under any Applicable Law which could reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Borrowers, no Eligible Inventory has been produced in violation of the FLSA.

9.1.15.        Compliance with Environmental Laws

Except as disclosed on Schedule 9.1.15, no Borrower or Subsidiary has received any Environmental Notice.  No Borrower or Subsidiary has any material contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.16.        Burdensome Contracts

No Borrower or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect.  No Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.16, none of which prohibit the execution or delivery of any Loan Documents by an Obligor nor the performance by an Obligor of any obligations thereunder.

9.1.17.        Litigation

Except as shown on Schedule 9.1.17, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Borrower or Subsidiary, or any of their businesses, operations, Properties or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Borrower or Obligor (after giving effect to any insurance coverage applicable thereto).  No Borrower or Subsidiary is in default in any material respect with respect to any order, injunction or judgment of any Governmental Authority.

9.1.18.        No Defaults

No event or circumstance has occurred or exists that constitutes a Default or Event of Default.  No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money with a principal aggregate amount of $5,000,000.  There is no basis upon which any party (other than a Borrower or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.19.        ERISA

Except as disclosed on Schedule 9.1.19, no Borrower or Subsidiary has any Multiemployer Plan.  Each Borrower and Subsidiary is in material compliance with the requirements of all Applicable Law, including ERISA, relating to each Multiemployer Plan.  No fact or situation exists that could reasonably be expected to result in a Material Adverse Effect in connection with any Multiemployer Plan.  No Borrower or Subsidiary is liable for any withdrawal liability in connection with a Multiemployer Plan.

9.1.20.        Trade Relations

As of the Closing Date, there exists no actual or, to the knowledge of Borrowers, threatened termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Borrower or Subsidiary.

As of the Closing Date, there exists no condition or circumstance that could reasonably be expected to materially impair the ability of any Borrower or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.21.        Labor Relations

Except as described on Schedule 9.1.21, no Borrower or Subsidiary is on the Closing Date party to or bound by any collective bargaining agreement.  On the Closing Date, there are no material grievances, disputes or controversies with any union or other organization of any Borrower’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.22.        Payable Practices

No Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.23.        Not a Regulated Entity

No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; (b) a “holding company,” a “subsidiary company” of a “holding company,” or an “affiliate” of either, within the meaning of the Public Utility Holding Company Act of 1935; or (c) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.24.        Margin Stock

No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.25.        Plan Assets

No Borrower is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or any “plan” (within the meaning of Section 4975 of the Internal Revenue Code), and neither the execution of this Agreement nor the funding of any Loans gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

9.2.         Complete Disclosure

No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading in each case, in light of the facts and circumstances existing at the time any such statement was made.  There is no fact or circumstance in existence on the Closing Date that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

Section 10.            COVENANTS AND CONTINUING AGREEMENTS

10.1.       Affirmative Covenants

For so long as any Commitments or Obligations are outstanding, each Borrower shall, and shall cause each Subsidiary to:

10.1.1.        Inspections; Appraisals

(a)           Permit Agent from time to time, subject to (except when a Default or Event of Default exists) reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations.  Lenders may participate in any such visit or inspection, at their own expense.  Neither Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower.  To the extent any appraisal or other information is shared by Agent or a Lender with any Borrower, such Borrower acknowledges that it was prepared by Agent and Lenders for their purposes and Borrowers shall not be entitled to rely upon it.

(b)           Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to two (2) times per Loan Year; and (ii) appraisals of Inventory up to one time per Loan Year; provided, however, that if an examination or appraisal is initiated during an Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits; provided further, that so long as no Event of Default exists, with respect to environmental inspections of the Real Property of Borrowers, representatives of Agent shall only have the right to inspect once every 12 months, unless Agent has a reasonable basis to believe a condition exists or an event has occurred which reasonably could give rise to material liabilities under applicable Environmental Laws.  Subject to the foregoing, Borrowers shall pay Agent’s standard charges ($850 per day as of the Closing Date or standard charges as in effect thereafter) for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group.  This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.

10.1.2.        Financial and Other Information

Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a)           as soon as available, and in any event within ninety (90) days after the close of each Fiscal Year, audited balance sheets of SEI (including its Subsidiaries and SE Holding and its subsidiaries) as of the end of such Fiscal Year and the related statements of income, shareholders’ equity and cash flow, on a Consolidated and consolidating basis, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and, with respect to SEI and its Subsidiaries, setting forth in each case in comparative form the corresponding Consolidated figures for the preceding Fiscal Year;

(b)           as soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter hereafter (other than the fourth Fiscal Quarter of any Fiscal Year), unaudited balance sheets of SEI (including Borrowers, its Subsidiaries and SE Holding and its Subsidiaries) as of the end of such Fiscal Quarter and the related unaudited statements of income and cash flow for such Fiscal Quarter, on a Consolidated and consolidating basis, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Borrowers as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of SEI and its Subsidiaries and SE Holding and its subsidiaries for such Fiscal Quarter and period subject only to changes from audit and year end adjustments and except that such statements need not contain notes;

(c)           as soon as available, and in any event within thirty-five (35) days after the end of each month (other than the month which is the last month of any Fiscal Quarter), unaudited balance sheets of SEI, Borrowers and its Subsidiaries as of the end of such month and the related unaudited statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a Consolidated basis, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Borrowers as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of SEI, Borrowers and their Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

(d)           concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while an Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower Agent;

(e)           concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to SEI or Borrowers by their accountants in connection with such financial statements;

(f)            not later than January 31 of each Fiscal Year, the budget of Borrowers for the upcoming Fiscal Year;

(g)           while an Event of Default exists, at Agent’s request, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;

(h)           promptly after the sending or filing thereof, copies of any proxy statements, financial statements or material reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange;

(i)            promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan; and

(j)            such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business which, so long as no Event of Default then exists, shall not be requested by Agent more frequently than once a year.

Documents required to be delivered pursuant to Section 10.1.2(a), (b) or (h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which SEI posts such documents, or provides a link thereto on SEI’s website on the internet at the website address listed on Schedule 10.1.2.

10.1.3.        Notices

Notify Agent and Lenders in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following that affects a Borrower or all Obligors:  (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract which could reasonably be expected to have a Material Adverse Effect; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $1,000,000 (after giving effect to any insurance coverage applicable thereto); (f) the assertion of any Intellectual Property Claim with respect to any material Intellectual Property if an adverse resolution could have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (h) any material Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice; or (i) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants.

10.1.4.        Landlord and Storage Agreements

Upon reasonable request, provide Agent with copies of all agreements between an Obligor and any landlord, warehouseman or processor that owns any premises at which any material Collateral may be kept or that otherwise may possess or handle any material Collateral.

10.1.5.        Compliance with Laws

Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Borrower or Subsidiary, it shall act promptly and diligently to investigate and to the extent required by any Environmental Law, report to all appropriate Governmental Authorities the extent of, and to take appropriate remedial action to respond to such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6.        Taxes

Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7.        Insurance

In addition to the insurance required hereunder with respect to Collateral, maintain with its insurers as of the Closing Date or with other financially sound and reputable insurers having a rating no less favorable than the rating in effect on the Closing Date applicable to its insurers as of the Closing Date, (a) with respect to the Properties and business of Borrowers and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated, and (b) business interruption insurance in an amount not less than the amounts reflected in Schedule 8.6.2.

10.1.8.        Licenses

Keep each material License affecting any Eligible Inventory (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and Subsidiaries in full force and effect unless the Obligor determines that such License or the underlying Intellectual Property is no longer useful or necessary or that the licensee has defaulted thereunder; promptly notify Agent of any proposed modification to any such License, or entry into any new material License, pay all Royalties when due with respect to any material Licenses unless Properly Contested; and notify Agent of any material default or breach asserted by any Person to have occurred under any material License.

10.1.9.        Future Subsidiaries

Promptly notify Agent upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations in a manner satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all assets of such Person, including delivery of such legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate.

10.2.       Negative Covenants

For so long as any Commitments or Obligations are outstanding, each Borrower shall not, and shall cause each Subsidiary not to:

10.2.1.        Permitted Debt

Create, incur, guarantee or suffer to exist any Debt, except:

(a)           the Obligations;

(b)           Debt existing as of the Closing Date and Borrowers’ 9.0% Senior Notes due 2012;

(c)           Bank Product Debt and Debt arising in connection with Cash Management Services provided by financial institutions other than a Lender or its Affiliates;

(d)           Subordinated Debt in an amount not to exceed $25,000,000;

(e)           accounts payable owing to trade creditors, in each case incurred and paid in the Ordinary Course of Business, unless the same are being Properly Contested;

(f)            Purchase Money Debt and Capitalized Lease Obligations (excluding the Brownwood Lease) which do not exceed in the aggregate $25,000,000 at any time outstanding;

(g)           Refinancing Debt which has a stated maturity no sooner than 6 months after the Term or any extension of the Term so long as each of the Refinancing Conditions is met;

(h)           Debt for accrued payroll, Taxes and other operating expenses (other than Borrowed Money) incurred in the Ordinary Course of Business, as long as payment thereof is not past due or, in the case of Taxes, is being Properly Contested;

(i)            Permitted Contingent Obligations;

(j)            Debt in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts;

(k)           Debt in respect of the Brownwood Lease;

(l)            Debt incurred in the Ordinary Course of Business solely to support any Borrower or any Subsidiary’s insurance or self-insurance obligations in the Ordinary Course of Business (including to secure worker’s compensation and other similar insurance coverages);

(m)          Debt of a Borrower or a Subsidiary to a Borrower or of a Borrower or a Subsidiary to a Subsidiary of a Borrower, including Loans permitted pursuant to Section 10.2.7;

(n)           Debt incurred by a Borrower or Subsidiary in connection with an acquisition constituting an Investment permitted pursuant to Section 10.2.5 or otherwise hereunder (or Debt assumed at the time of an Investment permitted pursuant to Section 10.2.5), other than Obligations hereunder, in an amount not to exceed $25,000,000;

(o)           other Debt, provided that (a) no Event of Default exists as of the date of the incurrence thereof or would exist by reason of the incurrence of such Debt and (b) if such Debt (other than Debt secured by a Permitted Lien) is secured, the Liens of the holder thereof are junior and subordinate to the Liens of Agent pursuant to terms and conditions reasonably acceptable to Agent and Lenders under a written intercreditor agreement entered into with any such holder and any such secured Debt has a stated maturity no sooner than 6 months after the Term or any extension of the Term.

10.2.2.        Permitted Liens

Create any Lien upon any of its Property, income or profits or enter into any agreement to do same, at any time that Borrowers do not satisfy the Liquidity Condition, except the following (collectively, “Permitted Liens”):

(a)           Liens in favor of Agent;

(b)           Liens for Taxes (excluding any Lien imposed pursuant to any provisions of ERISA) not yet due or being Properly Contested;

(c)           statutory Liens (excluding any Lien for Taxes, but including any Lien imposed pursuant to any of the provisions of ERISA and landlords’, carriers’ warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens) arising in the Ordinary Course of Business of a Borrower or a Subsidiary, but only if and for so long as (x) payment in respect of any such Lien is not at the time required or such Lien is being Properly Contested and (y) such Liens do not materially impair the conduct of the Ordinary Course of Business;

(d)           Purchase Money Liens securing Purchase Money Debt;

(e)           Liens securing Debt of a Borrower or a Subsidiary to a Borrower or of a Borrower or a Subsidiary to a Subsidiary of a Borrower;

(f)            Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are (i) in existence for less than twenty (20) consecutive days or are being Properly Contested, and (ii) at all times junior to Agent’s Liens;

(g)           Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Money Borrowed), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts; provided that, to the extent any such Liens attach to any of the Collateral, such Liens are at all times subordinate and junior to the Liens upon the Collateral in favor of Agent;

(h)           easements, rights-of-way, restrictions, covenants or other agreements of record and other similar charges or encumbrances on real Property of such Borrower or any of its Subsidiaries that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business of such Borrower or such Subsidiary;

(i)            normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC on Payment Items in the course of collection;

(j)            [Reserved];

(k)           such other Liens as appear on Schedule 10.2.2 hereto, to the extent provided therein;

(l)            Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(m)          Liens securing Capitalized Lease Obligations permitted to be incurred under Section 10.2.1 to the extent such Liens do not extend to any Property other than the Property that is the subject of the underlying lease;

(n)           Licenses, sublicenses, leases or subleases granted to other Persons in the Ordinary Course of Business and not interfering in any material respect with the business of any Obligor;

(o)           Liens on Property of a Subsidiary of a Borrower (other than an Obligor) securing Debt of such Subsidiary;

(p)           Liens securing Refinancing Debt to the extent of the Liens securing the Debt refinanced; provided that if the Liens securing the debt refinanced are subordinate to the Liens of Agent, then the Liens securing the Refinancing Debt shall be subordinate on the same terms and to the same extent;

(q)           purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the Ordinary Course of Business;

(r)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s)           Liens on Property acquired by a Borrower or Subsidiary in connection with an Investment permitted pursuant to Section 10.2.5 to the extent that the Debt secured by such Liens is permitted under Section 10.2.1(m) hereof; provided that (i) such Liens are not incurred in connection with, or in anticipation or contemplation of, such Investment permitted pursuant to Section 10.2.5 and (ii) such Liens attach solely to such Property acquired;

(t)            Liens on Property of Borrowers not constituting Collateral for so long as the aggregate fair market value of such Property, and any Debt secured thereby, does not exceed $2,500,000;

(u)           Liens securing Subordinated Debt incurred pursuant to Section 10.2.1(c); and

(v)           such other Liens as Agent and Required Lenders in their sole discretion may hereafter approve in writing.

The foregoing negative pledge shall not apply to any Margin Stock to the extent such application would violate or require filings or other actions by any Lender under Regulation U or any similar law.

10.2.3.        Capital Expenditures

Make Capital Expenditures (excluding any assets acquired pursuant to Section 10.2.5 hereof) in excess of $30,000,000 in the aggregate during any Fiscal Year at any time that Borrowers do not satisfy the Availability Condition or an Event of Default exists; provided, however, that if the amount of Capital Expenditures (excluding any assets acquired pursuant by to Section 10.2.5 hereof) permitted to be made in any Fiscal Year exceeds the amount actually made, up to $30,000,000 of such excess may be carried forward to the next Fiscal Year.

10.2.4.        Distributions; Upstream Payments

For so long as any Commitments or Obligations are outstanding, neither SEI nor Borrowers shall, and shall not permit any of their Subsidiaries to, declare or make any Distributions, at any time that Borrowers do not satisfy the Liquidity Condition or an Event of Default exists, except (a) Upstream Payments and (b) a Distribution that is a dividend or other Distribution by a Borrower directly or indirectly to Parent, the proceeds of which are used by Parent to make payment of dividends with respect to the Parent Preferred Series A Stock.

10.2.5.        Restricted Investments

Make any Restricted Investment at any time that Borrowers do not satisfy the Liquidity Condition or an Event of Default exists; provided that if the Liquidity Condition is satisfied and no Event of Default exists, Borrowers may make (a) any acquisition by a Borrower or any of its Subsidiaries of the assets or Equity Interests of a Person in which each of the following conditions is satisfied: (i) the business of the Person that is the subject of such acquisition is related or substantially similar to the business of Borrowers on the Closing Date; (ii) in connection with such acquisition there will be no Liens on any of such Borrower’s or such Subsidiary’s assets after the acquisition other than Permitted Liens; (iii) the aggregate amount of consideration for such acquisition, when added to the consideration for all other such acquisitions after the Closing Date under this clause (a) shall not exceed $50,000,000; (iv) any purchase price amounts payable with respect to earn-outs, notes payable to the sellers, covenants not to compete, consulting contracts or other affiliated contracts are and will remain subordinate to the Full Payment of the Obligations on terms satisfactory to Agent; (v) Agent shall have received, by a date sufficiently in advance of the closing date of such acquisition to allow Agent to review the same, executed copies of the final purchase documents, including all exhibits and schedules thereto, among the parties to such acquisition, and Agent shall have found the terms thereof reasonably acceptable; and (vi) Borrowers shall have delivered to Agent, not less than three (3) Business Days prior to the proposed closing date of any such acquisition, written evidence of the pro forma satisfaction of the other conditions set forth above after giving effect to such acquisition; and (b) Permitted Investments.

10.2.6.        Disposition of Assets

Make any Asset Disposition at any time that Borrowers do not satisfy the Availability Condition or an Event of Default exists, except (a) a Permitted Asset Disposition,

(b) a disposition of Equipment under Section 8.4.2 or (c) transfer of Property by a Subsidiary or Obligor to a Borrower; provided that unless the Availability Conditions are satisfied and no Event of Default exists as of the date of any such disposition, the Net Proceeds of any such disposition shall be remitted to Agent for application to the Obligations.

10.2.7.        Loans

Make any loans or other advances of money to any Person at any time that the Borrowers do not satisfy the Liquidity Condition, except (a) advances to an officer or employee of a Borrower, a Subsidiary, JV Europe or SE Holding (or any Subsidiary thereof) for salary, bonus, travel expenses, moving and other relocation expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) as long as no Default or Event of Default exists, intercompany loans by a Borrower to another Borrower or a Subsidiary Guarantor, or by a Subsidiary Guarantor to a Borrower or another Subsidiary Guarantor; (e) Debt permitted under Section 10.1.1; and (f) Investments permitted under Section 10.2.5.

10.2.8.        Restrictions on Payment of Borrowers’ 9.0% Senior Notes due 2012; Modifications

(a)           Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to the Borrowers’ 9% Senior Notes due 2012 at any time that the Borrowers do not satisfy the Liquidity Condition except (a) a redemption or purchase of such Notes so long as (i) such redemption or purchase is made pursuant to the terms of, and in an amount no greater than that amount required to be redeemed by, Section 4.10 of the Indenture governing such Notes as in effect on the Closing Date,  (iii) no Event of Default shall exist on the date of and after giving effect to such redemption or purchase, and (iv) Borrowers shall have delivered to each of Agent and The Bank of New York, as trustee for the holders of the Borrowers 9.% Senior Notes due 2012 a certificate certifying that the above conditions have been satisfied and that the redemption or purchase is otherwise permitted by the terms of the Agreement.

(b)           Enter into or consent to any amendment, supplement, waiver or other modification of the terms or provisions contained in, or applicable to the Indenture for the Borrowers’ 9% Senior Notes due 2012 or the Borrowers’ 9% Senior Notes due 2012, to the extent that any such amendment, supplement, waiver or modification:  (i) accelerates the dates or increases the amount of any required repayment, prepayment or redemption of the principal of the Borrowers’ 9% Senior Notes due 2012, (ii) increases the rate or accelerates the date for payment of the interest, premium (if any) or fees payable in respect of Borrowers’ 9% Senior Notes due 2012, (iii) makes the covenants, events of default or remedies in Borrowers’ 9% Senior Notes due 2012 or the Indenture for the Borrowers’ 9% Senior Notes due 2012 more restrictive on Borrowers, or (iv) could reasonably be expected to have a materially adverse effect on  the Borrowers, other Obligors, Agent or Lenders.

10.2.9.        Fundamental Changes

Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for (a) mergers or consolidations of a Subsidiary with another Subsidiary or a Subsidiary or a Borrower into a Borrower and (b) transactions otherwise permitted under this Agreement (including but not limited to transactions permitted pursuant to Sections 10.2.5 and 10.2.6 hereof); change its name or conduct business under any fictitious name; or change its tax, charter or other organizational identification number, or form or state of organization.

10.2.10.      Subsidiaries

Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.8 and 10.2.5; or permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying shares.

10.2.11.      Organic Documents

Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date, except for changes that do not affect in any adverse way such Borrower’s or any of its Subsidiaries’ rights and obligations to enter into and perform the Loan Documents to which it is a party and to pay all of the Obligations and that do not otherwise have a Material Adverse Effect.

10.2.12.      Tax Consolidation

File or consent to the filing of any consolidated income tax return with any Person other than SEI, Parent, Borrowers, Subsidiaries, SE Holding and its Subsidiaries.

10.2.13.      Accounting Changes

Make any material change in accounting treatment or reporting practices, except in compliance with GAAP; or change its Fiscal Year.

10.2.14.      Hedging Agreements

Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business to hedge or mitigate risks to which any Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for any speculative purpose.

10.2.15.      Conduct of Business

Engage in any business, other than its business as conducted on the Closing Date and any business or activities which are substantially similar, related or incidental thereto.

10.2.16.      Affiliate Transactions

Enter into or be party to any transaction with an Affiliate, at any time that Borrowers do not satisfy the Liquidity Condition, except (a) the transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered to Borrowers or their respective Subsidiaries; (c) payment of customary directors’ fees and indemnities (including payments in respect of directors’ and officers’ liability insurance); (d) transactions with Affiliates that were consummated on or prior to the Closing Date and have been disclosed to Agent prior to the Closing Date; (e) transactions with Affiliates pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s business and upon fair and reasonable terms that are fully disclosed to Agent; (f) transactions pursuant to which a Borrower or a Subsidiary licenses intellectual property to or from SE Holding or JV Europe or any of their respective Affiliates; (g) guarantees, to the extent constituting Permitted Contingent Obligations, or Investments, to the extent constituting Permitted Investments, in respect of the China Investment or the JV Europe Investments; and (h) transactions pursuant to which a Borrower or a Subsidiary (A) sells, assigns or otherwise transfers Equipment for its fair market value (1) to SE Holding or any of its subsidiaries in connection with the China Investment, which has a book value, together with other China Investments which does not exceed $30,000,000 in the aggregate (excluding from such $30,000,000 limit Investments made at a time when Borrowers satisfied the Liquidity Condition and no Event of Default existed), or (2) to SE Holding or any of its subsidiaries in connection with the JV Europe Investment, which has a book value, together with other JV Europe Investment which does not exceed $50,000,000 in the aggregate (excluding from such $50,000,000 limit Investments made at a time when Borrowers satisfied the Liquidity Condition and no Event of Default existed), or (B) sells Inventory in the Ordinary Course of Business to SE Holding or any of its subsidiaries.  Nothing herein shall be deemed to override, modify or waive any requirement for Borrowers to comply at all times with the provisions of the Sarbanes-Oxley Act.

10.2.17.      Plans

Become party to any Multiemployer Plan, other than any in existence on the Closing Date.

10.2.18                    Restrictions on Upstream Payments

Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for encumbrances or restrictions (i) pursuant to the Loan Documents, (ii) existing under Applicable Law, (iii) pursuant to the Indenture for the Borrowers’ 9% Senior Notes due 2012, (iv) pursuant to the Brownwood Lease and (v) identified and fully disclosed in Schedule 9.1.16.

10.3.       Consolidated Fixed Charge Coverage Ratio.

At any time that, and only for so long as, Availability of Borrowers is less than $25,000,000, maintain a Consolidated Fixed Charge Coverage Ratio of not less than 1.10 to 1.00 as of the immediately preceding Fiscal Quarter end for which financial statements have been (or were required to be) delivered hereunder and as of each subsequent Fiscal Quarter until such time as Availability of Borrowers is equal to or greater than $25,000,000 for ninety (90) consecutive days.

Section 11.            EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1.       Events of Default

Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)           Any Borrower fails to pay (i) any payment of principal when due; (ii) any interest or fees within three (3) Business Days when due; or (iii) any other Obligations within ten (10) Business Days when due (in each case, whether at stated maturity, on demand, upon acceleration or otherwise);

(b)           Any representation, warranty or other written statement of any Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)           Any Borrower shall breach or fail to perform any covenant contained in Section 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2, 10.1.6, 10.1.7, 10.2 or 10.3;

(d)           Any Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within forty-five (45) days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period.

(e)           Any Guarantor repudiates, revokes or attempts to revoke its Guaranty; any Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f)            Any breach or default of an Obligor occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $10,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g)           Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $10,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h)           Any loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $10,000,000;

(i)            Any Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; any Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; any Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or any Obligor ceases to be Solvent;

(j)            Any Insolvency Proceeding is commenced by any Obligor; an Insolvency Proceeding is commenced against any Obligor and:  such Obligor consents to the institution of the proceeding against it, the petition commencing the proceeding is not timely controverted by such Obligor, such petition is not dismissed within thirty (30) days after its filing, or an order for relief is entered in the proceeding; a trustee (including an interim trustee) is appointed to take possession of any substantial Property of or to operate any of the business of any Obligor; or any Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally;

(k)           A Reportable Event occurs that Agent, in its reasonable discretion, determines constitutes grounds for termination by the Pension Benefit Guaranty Corporation of any Multiemployer Plan or appointment of a trustee for any Multiemployer Plan; any Multiemployer Plan is terminated or any such trustee is requested or appointed and the resulting withdrawal liability, if any, has a Material Adverse Effect; any Obligor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from any withdrawal therefrom;

(l)            Any Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of such Obligor’s business, or (ii) any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could reasonably be expected to lead to forfeiture of any material Property or any Collateral;

(m)          A Change of Control occurs; or

(n)           Any Event of Default shall occur and continue to exist beyond any applicable grace or any cure period under Borrowers’ 9.0% Senior Notes due 2012 or the Indenture relating thereto.

11.2.       Remedies upon Default

If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind.  In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)           declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b)           terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c)           require Obligors to Cash Collateralize LC Obligations, and, if Obligors fail promptly to deposit such Cash Collateral, Lenders may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d)           exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC.  Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require

Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable.  Each Borrower agrees that ten (10) days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable.  Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law.  Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

11.3.       License

Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without additional payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral.  Each Borrower’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4.       Setoff

Agent, Lenders and their Affiliates are each authorized by Borrowers at any time during an Event of Default, without notice to Borrowers or any other Person, to set off and to appropriate and apply any deposits (general or special), funds, claims, obligations, liabilities or other Debt at any time held or owing by Agent, any Lender or any such Affiliate to or for the account of any Obligor against any Obligations, whether or not demand for payment of such Obligation has been made, any Obligations have been declared due and payable, are then due, or are contingent or unmatured, or the Collateral or any guaranty or other security for the Obligations is adequate.

11.5.       Remedies Cumulative; No Waiver

11.5.1.        Cumulative Rights

All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Borrowers contained in the Loan Documents are cumulative and not in derogation or substitution of each other.  In particular, the rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Agent and Lenders may have, whether under any agreement, by law, at equity or otherwise.

11.5.2.        Waivers

The failure or delay of Agent or any Lender to require strict performance by Borrowers with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing.  All rights and remedies shall continue in full force and effect until Full Payment of all Obligations.  No modification of any terms of any Loan Documents (including any waiver thereof) shall be effective, unless such modification is specifically provided in a writing directed to Borrowers and executed by Agent or the requisite Lenders, and such modification shall be applicable only to the matter specified.  No waiver of any Default or Event of Default shall constitute a waiver of any other Default or Event of Default that may exist at such time, unless expressly stated.  If Agent or any Lender accepts performance by any Obligor under any Loan Documents in a manner other than that specified therein, or during any Default or Event of Default, or if Agent or any Lender shall delay or exercise any right or remedy under any Loan Documents, such acceptance, delay or exercise shall not operate to waive any Default or Event of Default nor to preclude exercise of any other right or remedy.  It is expressly acknowledged by Borrowers that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

Section 12.            AGENT

12.1.       Appointment, Authority and Duties of Agent

12.1.1.        Appointment and Authority

Each Lender appoints and designates Bank of America as Agent hereunder.  Agent may, and each Lender authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent’s benefit and the Pro Rata benefit of Lenders.  Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Lenders.  Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) exercise all rights and remedies given to Agent with respect to any Collateral under the Loan Documents, Applicable Law or otherwise.  The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto.  Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory, or whether to impose or release any reserve, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.

12.1.2.        Duties

Agent shall not have any duties except those expressly set forth in the Loan Documents, nor be required to initiate or conduct any Enforcement Action except to the extent directed to do so by Required Lenders while an Event of Default exists.  The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

12.1.3.        Agent Professionals

Agent may perform its duties through agents and employees.  Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional.  Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4.        Instructions of Required Lenders

The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law.  Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Agent in connection with any act.  Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining.  Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders.  Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 14.1.1, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the Commitments of all Lenders.  In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2.       Agreements Regarding Collateral and Field Examination Reports

12.2.1.        Lien Releases; Care of Collateral

Lenders authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations, (b) that is the subject of an Asset Disposition which Borrowers certify in writing to Agent is a Permitted Asset Disposition or a Lien which Borrowers certify is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry), (c) that does not constitute a material part of the Collateral, or (d) with the written consent of all Lenders.  Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected, insured or encumbered, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2.        Possession of Collateral

Agent and Lenders appoint each other Lender as agent for the purpose of perfecting Liens (for the benefit of Secured Parties) in any Collateral that, under the UCC or other Applicable Law, can be perfected by possession.  If any Lender obtains possession of any such Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with such Collateral in accordance with Agent’s instructions.

12.2.3.        Reports

Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field audit or other examination or any appraisal prepared by or on behalf of Agent with respect to any Obligor or Collateral (“Report”).  Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrowers’ books and records as well as upon representations of Borrowers’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys, accountants and other Persons with whom such Lender has a confidential relationship) or use any Report in any manner other than administration of the Loans and other Obligations.  Each Lender agrees to indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as any Claims arising in connection with any third parties that obtain all or any part of a Report through such Lender.

12.3.       Reliance By Agent

Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.

12.4.       Action Upon Default

Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Borrower specifying the occurrence and nature thereof.  If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing.  Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate its Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.  Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding. Agent shall not be authorized to take any action to foreclose on any of the Real Estate without the prior written consent of GECC (which consent shall not be unreasonably withheld or delayed), and which consent shall be provided by GECC at such time as GECC reasonably determines that no material environmental matters affect such Real Estate (which determination may be made, in GECC’s reasonable credit judgment, with or without the requirement of an environmental audit or assessment with respect to such Real Estate.)

12.5.       Ratable Sharing

If any Lender shall obtain any payment or reduction of any Obligation.  Whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1. as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction, net of costs incurred in connection therewith, on a Pro Rata basis or in accordance with Section 5.6.1. as applicable.  If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery or additional costs, but without interest.

12.6.       Indemnification of Agent Indemnitees

12.6.1.        Indemnification

EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE.  If Agent is sued by any receiver, trustee in bankruptcy, debtor-in-possession or other Person for any alleged preference from an Obligor or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by Lenders to the extent of each Lender’s Pro Rata share.

12.6.2.        Proceedings

Without limiting the generality of the foregoing, if at any time (whether prior to or after the Commitment Termination Date) any proceeding is brought against any Agent Indemnitees by an Obligor, or any Person claiming through an Obligor, to recover damages for any act taken or omitted by Agent in connection with any Obligations, Collateral, Loan Documents or matters relating thereto, or otherwise to obtain any other relief of any kind on account of any transaction relating to any Loan Documents, each Lender agrees to indemnify and hold harmless Agent Indemnitees with respect thereto and to pay to Agent Indemnitees such Lender’s Pro Rata share of any amount that any Agent Indemnitee is required to pay under any judgment or other order entered in such proceeding or by reason of any settlement, including all interest, costs and expenses (including attorneys’ fees) incurred in defending same.  In Agent’s discretion, Agent may reserve for any such proceeding, and may satisfy any judgment, order or settlement, from proceeds of Collateral prior to making any distributions of Collateral proceeds to Lenders.

12.7.       Limitation on Responsibilities of Agent

Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct.  Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents.  Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor.  No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor.  No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8.       Successor Agent and Co-Agents

12.8.1.        Resignation; Successor Agent

Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least thirty (30) days written notice thereof to Lenders and Borrowers.  Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrowers.  If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders.  Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to enjoy the benefits of the indemnification set forth in Sections 12.6 and 14.2.  Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent.  Any successor by merger or acquisition of the stock or assets of Bank of America shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2.        Separate Collateral Agent

It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction.  If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan

Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent.  If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent.  Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent.  Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent.  If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9.       Due Diligence and Non-Reliance

Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder.  Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary.  Each Lender further acknowledges and agrees that the other Lenders and Agent have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations.  Each Lender will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents.  Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.

12.10.     Replacement of Certain Lenders

If any Lender (a) fails to fund its Pro Rata share of any Loan or LC Obligation hereunder, and such failure is not cured within two (2) Business Days, (b) defaults in performing any of its obligations under the Loan Documents, or (c) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, then, in addition to any other rights and remedies that any Person may have, Agent may, by notice to such Lender within one hundred twenty (120) days, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Agent, pursuant to appropriate Assignment and Acceptance(s) and within twenty (20) days after Agent’s notice.  Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute same.  Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

12.11.     Remittance of Payments and Collections

12.11.1.      Remittances Generally

All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds.  If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day.  Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent.  Any such payment shall be subject to Agent’s right of offset for any amounts due from such Lender under the Loan Documents.

12.11.2.      Failure to Pay

If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation.  In no event shall Borrowers be entitled to receive credit for any interest paid by a Lender to Agent.

12.11.3.      Recovery of Payments

If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Lender that received it.  If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender.  If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, Lenders shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.12.     Agent in its Individual Capacity

As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender.  Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders.  In their individual capacity, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent hereunder.

12.13.     Syndication Agent

The Lender designated on the cover page of this Agreement as the “Syndication Agent” shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.14.     No Third Party Beneficiaries

This Section 12 is an agreement solely among Lenders and Agent, and does not confer any rights or benefits upon Borrowers or any other Person.  As between Borrowers and Agent, any action that Agent may take under any Loan Documents shall be conclusively presumed to have been authorized and directed by Lenders as herein provided.

Section 13.            BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1.       Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent and Lenders and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents, and (b) any assignment by a Lender must be made in compliance with Section 13.3.  Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3.  Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2.       Participations

13.2.1.        Permitted Participants; Effect

Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents.  Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents.  Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.8 unless Borrowers agree otherwise in writing.

13.2.2.        Voting Rights

Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantial portion of the Collateral.

13.2.3.        Benefit of Set-Off

Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it.  By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3.       Assignments

13.3.1.        Permitted Assignments

A Lender may assign to any Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $5,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender be at least $15,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance.  Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2.        Effect; Effective Date

Upon delivery to Agent of an assignment notice in the form of Exhibit G, such assignment shall become effective as specified in the notice, if it complies with this Section 13.3.  From the effective date of such assignment, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder.  Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as appropriate.

13.4.       Tax Treatment

If any interest in a Loan Document is transferred to a Transferee that is organized under the laws of any jurisdiction other than the United States or any state or district thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 5.9.

13.5.       Representation of Lenders

Each Lender represents and warrants to each Borrower, Agent and other Lenders that none of the consideration used by it to fund its Loans or to participate in any other transactions under this Agreement constitutes for any purpose of ERISA or Section 4975 of the Internal Revenue Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Internal Revenue Code and the interests of such Lender in and under the Loan Documents shall not constitute plan assets under ERISA.

Section 14.            MISCELLANEOUS

14.1.       Consents, Amendments and Waivers

14.1.1.        Amendment

No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent, with the consent of Required Lenders, and each Obligor party to such Loan Document; provided, however, that:

(a)           without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)           without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations or Section 2.2;

(c)           without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase any Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender; and

(d)           without the prior written consent of all Lenders (except a defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) extend the Revolver Termination Date; (ii) alter Section 5.5, 7.1 (except to add Collateral) or 14.1.1; (iii) amend the definitions of Borrowing Base (and the defined terms used in such definition), Pro Rata or Required Lenders; (iv) increase any advance rate; (v) release a material portion of Collateral, except as currently contemplated by the Loan Documents; (vi) alter the time or amount of repayment of any of the Loans (except a moratorium or deferral of payment pursuant to a forbearance agreement entered into by Agent and the Required Lenders with Borrowers at any time an Event of Default exists) or waive any Event of Default resulting from nonpayment of the Loans on the due date thereof (or within any applicable period of grace), (vii) forgive any of the Obligations, except any portion of the Obligations held by a Lender who consents in writing to such forgiveness, or (viii) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release.

14.1.2.        Limitations

The agreement of Borrowers shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves.  Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and no Affiliate of a Lender that is party to a Bank Product agreement shall have any other right to consent to or participate in any manner in modification of any other Loan Document.  The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing.  Any waiver or consent granted by Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.

14.1.3.        Payment for Consents

No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.1.4        Overadvances

Unless otherwise directed in writing by the Required Lenders, Agent may require Lenders to honor requests by Borrowers for Overadvance Loans (in which event, and notwithstanding anything to the contrary set forth in Section 2.1 or elsewhere in this Agreement, Lenders shall continue to make Revolver Loans up to their Pro Rata share of the Commitments) and to forbear from requiring Borrowers to cure an Overadvance, (1) when no Event of Default exists (or if an Event of Default exists, when the existence of such Event of Default is not known by Agent), if and for so long as (i) such Overadvance does not continue for a period of more than thirty (30) consecutive days, following which no Overadvance exists for at least thirty (30) consecutive days before another Overadvance exists, (ii) the amount of the Revolver Loans outstanding at any time does not exceed the aggregate of the Commitments at such time, and (iii) the Overadvance is not known by Agent at the time in question to exceed $11,000,000; and (2) regardless of whether or not an Event of Default exists, if Agent discovers the existence of an Overadvance not previously known by it to exist, Lenders shall be obligated to continue making such Revolver Loans as directed by Agent only (A) if the amount of the Overadvance is not increased by more than $7,000,000 above the amount determined by Agent to exist on the date of discovery thereof and (B) for a period not to exceed fifteen (15) Business Days; provided, however, that without the consent of all Lenders, the aggregate amount of the Overadvance permitted under this Section 14.1.4 may not exceed $15,000,000 at any time.  If any Overadvance shall continue to exist at any time after the expiration of the periods set forth in clauses (1) or (2) above, Agent may (and shall at the request of the Required Lenders) demand payment thereof.  In no event shall any Borrower or any other Obligor be deemed to be a beneficiary of this Section 14.1.4 or authorized to enforce any of the provisions of this Section 14.1.4.  The provisions of this Section 14.1.4 shall be in addition to the provisions of Section 2.1.6 hereof.

14.2.       General Indemnity

EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEES, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE.  If any Taxes (other than Excluded Taxes) shall be payable by any party due to the execution, delivery, issuance or recording of any Loan Documents, or the creation or repayment of any Obligations, Borrowers shall pay (and shall promptly reimburse Agent and Lenders for their payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold harmless Indemnitees against all liability in connection therewith.

14.3.       Limitations of Indemnities

IN NO EVENT SHALL ANY PARTY TO A LOAN DOCUMENT HAVE ANY OBLIGATION THEREUNDER TO INDEMNIFY AN INDEMNITEE WITH RESPECT TO A CLAIM THAT IS DETERMINED IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.  The obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Documents shall survive Full Payment of the Obligations.

14.4.       Notices and Communications

14.4.1.        Notice Address

Subject to Section 4.1.4, all notices, requests and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.4.  Each such notice, request or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three (3) Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged.  Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.2, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent.  Any written notice, request or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.  Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.4.2.        Electronic Communications; Voice Mail

Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, and distribution of Loan Documents for execution and matters permitted under Section 4.1.4.  Agent and Lenders make no assurances as to the privacy and security of electronic communications.  Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.4.3.        Non-Conforming Communications

Agent and Lenders may rely upon any notices (including telephonic communications) purportedly given by or on behalf of any Borrower even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation.  Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Borrower.

14.5.       Performance of Borrowers’ Obligations

Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral; including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien.  All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Revolver Loans.  Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.6.       Credit Inquiries

Each Borrower hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Borrower or Subsidiary.

14.7.       Severability

Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law.  If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.8.       Cumulative Effect; Conflict of Terms

The provisions of the Loan Documents are cumulative.  The parties acknowledge that the Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and they agree that these are cumulative and that each must be performed as provided.  Except as otherwise specifically provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.9.       Counterparts; Facsimile Signatures

Any Loan Document may be executed in counterparts, each of which taken together shall constitute one instrument.  Loan Documents may be executed and delivered by facsimile, and they shall have the same force and effect as manually signed originals.  Agent may require confirmation by a manually-signed original, but failure to request or deliver same shall not limit the effectiveness of any facsimile signature.

14.10.     Entire Agreement

Time is of the essence of the Loan Documents.  The Loan Documents embody the entire understanding of the parties with respect to the subject matter thereof and supersede all prior understandings regarding the same subject matter.

14.11.     Obligations of Lenders

The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender.  Amounts payable hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of the Loan Documents.  It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes.  Nothing in this Agreement and no action of Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Borrower.  Each Borrower acknowledges and agrees that in connection with all aspects of any transaction contemplated by the Loan Documents, Borrowers, Agent, Issuing Bank and Lenders have an arms-length business relationship that creates no fiduciary duty on the part of Agent, Issuing Bank or any Lender, and each Borrower, Agent, Issuing Bank and Lender expressly disclaims any fiduciary relationship.

14.12.     Confidentiality

During the term of this Agreement and for 24 months thereafter, Agent and Lenders agree to take reasonable precautions to maintain the confidentiality of any information that Borrowers deliver to Agent and Lenders and identify as confidential at the time of delivery, except that Agent and any Lender may disclose such information (a) to their respective officers, directors, employees, Affiliates and agents, including legal counsel, auditors and other professional advisors; (b) to any party to the Loan Documents from time to time; (c) pursuant to the order of any court or administrative agency; (d) upon the request of any Governmental Authority exercising regulatory authority over Agent or such Lender; (e) which ceases to be confidential, other than by an act or omission of Agent or any Lender, or which becomes available to Agent or any Lender on a non-confidential basis; (f) to the extent reasonably required in connection with any litigation relating to any Loan Documents or transactions contemplated thereby, or otherwise as required by Applicable Law; (g) to the extent reasonably required for the exercise of any rights or remedies under the Loan Documents; (h) to any actual or proposed party to a Bank Product or to any Transferee, as long as such Person agrees to be bound by the provisions of this Section; (i) to the National Association of Insurance Commissioners or any similar organization, or to any nationally recognized rating agency that requires access to information about a Lender’s portfolio in connection with ratings issued with respect to such Lender; (j) to any investor or potential investor in an Approved Fund that is a Lender or Transferee, but solely for use by such investor to evaluate an investment in such Approved Fund, or to any manager, servicer or other Person in connection with its administration of any such Approved Fund; or (k) with the consent of Borrowers.  Notwithstanding the foregoing, Agent and Lenders may with the prior written consent of Borrowers, issue and disseminate to the public general information describing this credit facility, including the names and addresses of Borrowers and a general description of Borrowers’ businesses, and may use Borrowers’ names in advertising and other promotional materials.

14.13.     Certifications Regarding IndenturesBorrowers certify to Agent and Lenders that neither the execution or performance of the Loan Documents nor the incurrence of any Obligations by Borrowers violates the Indenture, including Section 4.9 thereof.  Borrowers further certify that the Commitments and Obligations constitute a “Permitted Indebtedness” under the Indenture.  Agent may condition Borrowings, Letters of Credit and other credit accommodations under the Loan Documents from time to time upon Agent’s receipt of evidence that the Commitments and Obligations continue to constitute a “Permitted Indebtedness” at such time.

14.14.     Governing Law

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF GEORGIA WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.15.     Consent to Forum

14.15.1.      Forum

EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE NORTHERN DISTRICT OF GEORGIA, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT.  EACH BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court.  Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.16.     Waivers by Borrowers

To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding, claim or counterclaim of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof.  Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Borrowers.  Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17.     Patriot Act Notice

Agent and Lenders hereby notify Borrowers that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act.  Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth.

14.18.     JV Europe

Nothing in this Agreement shall be deemed to cause JV Europe or its subsidiaries to become a guarantor of or pledge its assets to secure the Obligations, nor shall this Agreement prohibit JV Europe or its subsidiaries from paying dividends, making payments under its indebtedness to Nexans or its secured lending arrangements or to prohibit SEI from issuing new shares of its common stock in payment of the put price which may be payable to Nexans with respect to JV Europe.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

SUPERIOR ESSEX COMMUNICATIONS LP

By:
David S. Aldridge, Chief Financial Officer, Vice President and Treasurer

Address:

150 Interstate North Parkway, Suite 300 Atlanta, Georgia 30339 Attention: Chief Financial Officer Telecopier No.: (770) 303-8892

ESSEX GROUP, INC.

By:
David S. Aldridge, Vice President and Treasurer

Address:

c/o Superior Essex Communications LP 150 Interstate North Parkway, Suite 300 Atlanta, Georgia 30339 Attention: Chief Financial Officer Telecopier No.: (770) 303-8892

AGENT:

BANK OF AMERICA, N.A.
As Agent

By:
Title:

Address: 300 Galleria Parkway, Suite 800 Atlanta, Georgia 30339 Attention: Loan Administration Manager Telecopier No.: (770) 839-2483

LENDERS:

BANK OF AMERICA, N.A.

By:
Title:

Address:

300 Galleria Parkway, Suite 800
Atlanta, Georgia 30339

LIBOR Lending Office:

300 Galleria Parkway, Suite 800 Atlanta, Georgia 30339 Attention: Loan Administration Manager Telecopier No.: (770) 839-2483

GENERAL ELECTRIC CAPITAL CORPORATION

By:
Title:

Address:

GE Corporate Financial Services
201 Merritt 7, PO Box 5201
Norwalk, Connecticut 06856

LIBOR Lending Office:

GE Corporate Financial Services
201 Merritt 7, PO Box 5201
Norwalk, Connecticut 06856
Attention: Jessica Hutson, Superior Essex contact
Telecopier No.: (203) 229-5791

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Title:

Address:

171 17th Street, NW
Atlanta, Georgia 30363

LIBOR Lending Office:

171 17th Street, NW
Atlanta, Georgia 30363
Attention: Dan Denton
Telecopier No.: (404) 214-3964

EXHIBIT A

FORM OF

SECOND AMENDED AND RESTATED REVOLVER NOTE

April , 2006
U.S. $	Atlanta, Georgia

FOR VALUE RECEIVED, the undersigned, SUPERIOR ESSEX COMMUNICATIONS LP (hereinafter referred to as “Superior” and “Borrower Agent”), a Delaware limited partnership, with its chief executive office and principal place of business at 150 Interstate North Parkway, Suite 300, Atlanta, Georgia 30339, and ESSEX GROUP, INC., a Michigan corporation (“Essex”), with its chief executive office and principal place of business at 1601 Wall Street, Fort Wayne, Indiana  46802 (Superior and Essex collectively referred to herein as “Borrowers” and individually as a “Borrower”), hereby unconditionally, and jointly and severally, promise to pay to the order of                                           (herein, together with any permitted subsequent holder hereof, called the “Holder”) the principal sum of                                MILLION AND NO/100 DOLLARS ($                            ) or such lesser sum as may constitute Holder’s Pro Rata share of the outstanding principal amount of all Revolver Loans pursuant to the terms of the Loan Agreement (as defined below) on the date on which such outstanding principal amounts become due and payable pursuant to Section 5.2 of the Loan Agreement, in strict accordance with the terms thereof.  Borrowers likewise unconditionally, and jointly and severally, promise to pay to Holder interest from and after the date hereof on Holder’s Pro Rata share of the outstanding principal amount of Revolver Loans at such interest rates, payable at such times, and computed in such manner as are specified in Section 3.1 of the Loan Agreement, in strict accordance with the terms thereof.

This Second Amended and Restated Revolver Note (“Note”) is issued pursuant to, and is one of the “Revolver Notes” referred to in, the Amended and Restated Loan and Security Agreement dated the date hereof (as the same may be amended, restated or otherwise modified from time to time, the “Loan Agreement”), among Borrowers, Bank of America, N.A., as collateral and administrative agent (together with its successors and assigns in such capacity, “Administrative Agent”) for itself and the financial institutions from time to time parties thereto as lenders (“Lenders”), such Lenders and the other parties named therein, and Holder is and shall be entitled to all benefits thereof and of all Loan Documents executed and delivered in connection therewith.  This Note is subject to certain restrictions on transfer or assignment as provided in the Loan Agreement.  All capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreement.

The repayment of the principal balance of this Note is subject to the provisions of Section 5.2 of the Loan Agreement.  The entire unpaid principal balance and all accrued interest on this Note shall be due and payable immediately upon the termination of the Commitments as set forth in Section 4.6 of the Loan Agreement.

All payments of principal and interest shall be made in Dollars in immediately available funds as specified in the Loan Agreement.

Upon or after the occurrence of an Event of Default and for so long as such Event of Default exists, the principal balance and all accrued interest of this Note may be declared (or shall become) due and payable in the manner and with the effect provided in the Loan Agreement, and the unpaid principal balance hereof shall bear interest at the Default Rate as and when provided in Section 3.1.1 of the Loan Agreement.  Borrowers jointly and severally agree to pay, and save Holder harmless against, any liability for the payment of, all costs and expenses, including, but not limited to, reasonable attorneys’ fees, if this Note is collected by or through an attorney-at-law.

All principal amounts of Revolver Loans made by Holder to Borrowers pursuant to the Loan Agreement, and all accrued and unpaid interest thereon, shall be deemed outstanding under this Note and shall continue to be owing by Borrowers until paid in accordance with the terms of this Note and the Loan Agreement.

In no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance  or detention of money advanced hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto; and, in the event of any such payment inadvertently paid by Borrowers or inadvertently received by Holder, such excess sum shall be, at Borrowers’ option, returned to Borrowers forthwith or credited as a payment of principal, but shall not be applied to the payment of interest.  It is the intent hereof that Borrowers not pay or contract to pay, and that Holder not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under Applicable Law.

Time is of the essence of this Note.  To the fullest extent permitted by Applicable Law, each Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Note shall be prohibited or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note.  No delay or failure on the part of Holder in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Holder of any right or remedy preclude any other right or remedy.  Holder, at its option, may enforce its rights against any Collateral securing this Note without Administrative Agent or Holder enforcing its rights against any Borrower, any Guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to any Borrower.  Each Borrower agrees that, without releasing or impairing any Borrower’s liability hereunder, Holder or Administrative Agent may at any time release, surrender, substitute or exchange any Collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

This Note amends and restates that certain Amended and Restated Revolver Note dated                          , 2004, from Borrowers to Holder in the original principal amount of $                       (the “Prior Note”).  Nothing contained herein or in the Prior Note shall constitute a novation or an accord and satisfaction.

The rights of Holder and obligations of Borrowers hereunder shall be construed in accordance with and governed by the laws (without giving effect to the conflict of law principles thereof) of the State of Georgia.  This Note is intended to take effect as an instrument under seal under Georgia law.

[Remainder of page intentionally left blank; signatures on the following page]

IN WITNESS WHEREOF, each Borrower has caused this Note to be executed under seal and delivered by its duly authorized officers on the date first above written.

BORROWERS:

SUPERIOR ESSEX COMMUNICATIONS LP

By:

Title:

ESSEX GROUP, INC.

By:

Title:

EXHIBIT B

[Reserved]

EXHIBIT C

COMPLIANCE CERTIFICATE

[Letterhead of Borrower Agent]

                       , 20

Bank of America, N.A., as Agent

300 Galleria Parkway, N.W.

Suite 800

Atlanta, Georgia  30339

The undersigned, the chief financial officer of Superior Essex Communications LP, a Delaware limited partnership (“Borrower Agent”), as Borrower Agent, on behalf of itself and the other Borrowers, gives this certificate to Bank of America, N.A. (“Agent”) in accordance with the requirements of Section 10.1.2 of that certain Amended and Restated Loan and Security Agreement dated April 14, 2006, among Borrowers, Agent, as collateral and administrative agent (in such for itself and the financial institutions from time to time parties thereto as lenders (“Lenders”), such Lenders and the other parties named therein (as at any time amended, the “Loan Agreement”).  Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1.             Based upon my review of the balance sheets and statements of income of Borrowers and their Subsidiaries for the [Fiscal Year] [quarterly period] ending                                       , 20    , copies of which are attached hereto, I hereby certify that:

(a)       Consolidated Fixed Charge Coverage Ratio was         to 1.0; provided that Borrowers’ obligation to maintain a minimum Consolidated Fixed Charge Coverage Ratio at any time or times shall be governed by the Loan Agreement;

(b)      Average Availability during the period was $               ;

(c)      Capital Expenditures for Borrowers during the period was $                 ; and

(d)      JV Europe Investments during the period was $                       and China Investments during the period was $                   .

2.             No Default exists on the date hereof, other than:                                                                                                                                  [if none, so state]; and

3.             No Event of Default exists on the date hereof, other than                                                                                                                                                                [if none, so state].

4.             As of the date hereof, each Borrower is current in its payment of all accrued rent and other charges to Persons who own or lease any premises where any of the Collateral is located, and there are no pending disputes or claims regarding any Borrower’s failure to pay or delay in payment of any such rent or other charges.

5.             Attached hereto is a schedule showing the calculations that support Borrowers’ compliance [non-compliance] with the financial covenants, as shown above.

Very truly yours,

SUPERIOR ESSEX COMMUNICATIONS LP,
as Borrower Agent

Chief Financial Officer

EXHIBIT D

LETTER OF CREDIT PROCUREMENT REQUEST

Bank of America, N.A., as Agent

Suite 800

300 Galleria Parkway

Atlanta, Georgia 30339

Attention:

This Letter of Credit Procurement Request is delivered to you pursuant to the Amended and Restated Loan and Security Agreement, dated April 14, 2006, among SUPERIOR ESSEX COMMUNICATIONS LP (hereinafter referred to as “Superior” or “Borrower Agent”), a Delaware limited partnership, ESSEX GROUP, INC., a Michigan corporation (hereinafter referred to as “Essex”; Superior and Essex being referred to collectively as “Borrowers,” and individually as a “Borrower”), BANK OF AMERICA, N.A. (“Bank”), as collateral and administrative agent (in such capacity, “Agent”) for itself and the financial institutions from time to time parties thereto as lenders (“Lenders”), such Lenders and the other parties named therein (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Amended and Restated Loan and Security Agreement”).  Unless otherwise defined herein, terms used herein have the meanings assigned to them in the Amended and Restated Loan and Security Agreement.

Borrowers hereby request Bank to issue a Letter of Credit, as follows:

(1)	Borrower’s/Account Party’s Name
(2)	Amount of Letter of Credit:	$
(3)	Issuance Date:
(4)	Beneficiary’s Name:
(5)	Beneficiary’s Address:

(6)	Expiry Date:
(7)	Draw Conditions:

(8)	Single draw : or Multiple draw :

(9)	Purpose of Letter of Credit:

Attached hereto is the Bank’s form of LC Application, completed with the details of the Letter of Credit requested herein.

Borrower Agent hereby certifies that each of the LC Conditions is now, and will on the date of issuance of the Letter of Credit, be  satisfied in all respects and that no Default or Event of Default exists.  Borrower Agent hereby ratifies and reaffirms all of the Loan Documents and Obligations arising thereunder.

IN WITNESS WHEREOF, Borrower Agent has caused this Letter of Credit Procurement Request to be executed and delivered by its duly authorized officer, this      day of                                   , 20    .

SUPERIOR ESSEX COMMUNICATIONS LP
(“Borrower Agent”)

By:
Name:
Title:

EXHIBIT E

[RESERVED]

EXHIBIT F

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated as of       , 20

Reference is made to the Amended and Restated Loan and Security Agreement dated April 14, 2006 (at any time amended, the “Amended and Restated Loan and Security Agreement”), among SUPERIOR ESSEX COMMUNICATIONS LP, a Delaware limited partnership (hereinafter referred to as “Superior” and “Borrower Agent”), ESSEX GROUP, INC., a Michigan corporation (hereinafter referred to as “Essex”; Superior and Essex being referred to collectively as “Borrowers,” and individually as a “Borrower”), BANK OF AMERICA, N.A., as collateral and administrative agent (together with its successors in such capacity, “Agent”) for itself and the financial institutions from time to time parties thereto as lenders (“Lenders”), and such Lenders.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Amended and Restated Loan and Security Agreement.

                                                                          (the “Assignor”) and                                                                (the “Assignee”) agree as follows:

1.             Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (i) a principal amount of $               of the outstanding Revolver Loans held by Assignor [and $                            of participations of Assignor in LC Outstandings] (which amount[s], according to the records of Agent, represent[s]                 % of the total principal amount of outstanding Revolver Loans [and LC Outstandings]) and (ii) a principal amount of $                      of Assignor’s Revolver Commitment (which amount includes Assignor’s outstanding Revolver Loans being assigned to Assignee pursuant to clause (i) above and which, according to the records of Agent, represents (          %) of the total Revolver Commitments of Lenders under the Amended and Restated Loan and Security Agreement (]the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest.  This Agreement shall be effective from the date (the “Assignment Effective Date”) on which Assignor receives both (x) the principal amount of the Assigned Interest in the Loans on the Assignment Effective Date, if any, and (y) a copy of this Agreement duly executed by Assignee.  From and after the Assignment Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of Assignor’s Commitments to the extent, and only to the extent, of Assignee’s Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts have accrued subsequent to the Assignment Effective Date.

2.                             Assignor (i) represents that as of the date hereof, the aggregate of its Commitments under the Amended and Restated Loan and Security Agreement (without giving effect to assignments thereof, which have not yet become effective) is $                   , and the outstanding balance of its Loans [and participations in LC Outstandings] (unreduced by any assignments thereof, which have not yet become effective) is $                      ; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Amended and Restated Loan and Security Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Amended and Restated Loan and Security Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; [and] (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers, the performance or observance by Borrowers of any of their obligations under the Amended and Restated Loan and Security Agreement or any of the Loan Documents[; and (iv) attaches the Notes held by it and requests that Agent exchange such Notes for new Notes payable to Assignee and the Assignor in the principal amounts set forth on Schedule A hereto].

3.                             Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Amended and Restated Loan and Security Agreement, together with copies of the most recent financial statements delivered pursuant to Section 10.1.2 thereof, and copies of such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it shall, independently and without reliance upon the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Amended and Restated Loan and Security Agreement; (iv) confirms that it is eligible to become an Assignee; (v)  appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Amended and Restated Loan and Security Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (vi) agrees that it will strictly observe and perform all the obligations that are required to be performed by it as a “Lender” under the terms of the Amended and Restated Loan and Security Agreement and the other Loan Documents; and (vii) agrees that it will keep confidential all information with respect to Borrowers furnished to it by Borrowers or the Assignor to the extent provided in the Amended and Restated Loan and Security Agreement.

4.             Assignor acknowledges and agrees that it will not sell or otherwise dispose of the Assigned Interest or any portion thereof, or grant any participation therein, in a manner which, or take any action in connection therewith which, would violate the terms of any of the Loan Documents.

5.             This Agreement and all rights and obligations shall be interpreted in accordance with and governed by the laws of the State of Georgia.  If any provision hereof would be invalid under Applicable Law, then such provision shall be deemed to be modified to the extent necessary to render it valid while most nearly preserving its original intent; no provision hereof shall be affected by another provision’s being held invalid.

6.             Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)	If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

(b)	If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

ABA No.

Account No.

Reference:

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

ABA No.

For Account of:

Reference:

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed and delivered by their respective duly authorized officers, as of the date first above written.

(“Assignor”)

By:

Title:

(“Assignee”)

By:

Title:

SCHEDULE A TO ASSIGNMENT AND ACCEPTANCE

EXHIBIT G

FORM OF NOTICE

Reference is made to (i) the Amended and Restated Loan and Security Agreement dated April 14, 2006 (as at any time amended, the “Amended and Restated Loan and Security Agreement”) among SUPERIOR ESSEX COMMUNICATIONS LP, a Delaware limited partnership (hereinafter referred to as “Superior” and “Borrower Agent”), ESSEX GROUP, INC., a Michigan corporation (hereinafter referred to as “Essex”; Superior and Essex being referred to collectively as “Borrowers,” and individually as a “Borrower”), BANK OF AMERICA, N.A., as collateral and administrative agent (together with its successors in such capacity, “Agent”) for itself and the financial institutions from time to time parties thereto as lenders (“Lenders”), such Lenders and the other parties named therein, and (ii) the Assignment and Acceptance dated as of                       , 20     (the ”Assignment Agreement”) between                                      (the “Assignor”) and                                         (the “Assignee”).  Except as otherwise defined herein, capitalized terms used herein which are defined in the Amended and Restated Loan and Security Agreement are used herein with the respective meanings specified therein.

The Assignor hereby notifies Borrowers and Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment Agreement a principal amount of (i) $                   of the outstanding Revolver Loans and participations in LC Outstandings held by Assignor, and (ii) $                          of Assignor’s Revolver Commitment (which amount includes the Assignor’s outstanding Revolver Loans being assigned to Assignee pursuant to clause (i) above), together with an interest in the Loan Documents corresponding to the interest in the Loans and Commitment so assigned.  Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor’s obligations under the Amended and Restated Loan and Security Agreement to the extent of the Assigned Interest (as defined in the Assignment Agreement).

For purposes of the Amended and Restated Loan and Security Agreement, Agent shall deem Assignor’s share of the Revolver Commitment to be reduced by $                      [and $                         , respectively], and Assignee’s share of the Revolver Commitment to be increased by $                      [and $                        , respectively].

The address of the Assignee to which notices, information and payments are to be sent under the terms of the Amended and Restated Loan and Security Agreement is:

Assignee’s LIBOR Lending Office address is as follows:

This Notice is being delivered to Borrowers and Agent pursuant to Section 13.3 of the Amended and Restated Loan and Security Agreement.  Please acknowledge your receipt of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

IN WITNESS WHEREOF, the undersigned have caused the execution of this Notice, as of                                    , 20    .

(“Assignor”)

By:

Title:

(“Assignee”)

By:

Title:

ACKNOWLEDGED AND AGREED TO

AS OF THE DATE SET FORTH ABOVE:

BORROWER AGENT:

SUPERIOR ESSEX COMMUNICATIONS LP,

as Borrower Agent

By:
Title:

* No signature required by Borrower Agent when an Event of Default exists.

BANK OF AMERICA, N.A.,

as Agent

By:
Title: